Exhibit 2.1

EXECUTION VERSION

UNIT PURCHASE AGREEMENT

BY AND AMONG

WOODSPRING HOTELS LLC

as Seller,

WOODSPRING HOTELS FRANCHISE SERVICES LLC

as the Company,

and

CHOICE HOTELS INTERNATIONAL, INC.

as Buyer

Dated as of December 15, 2017

TABLE OF CONTENTS

ARTICLE 1 SALE AND PURCHASE OF THE UNITS; CLOSING		1

1.1	Sale and Purchase of the Units	1
1.2	Purchase Price	1
1.3	Closing	2
1.4	Pay-Off Letters	2
1.5	Closing Actions and Deliveries	2
1.6	Purchase Price Determination	3
1.7	Purchase Price Allocation	7
1.8	Withholding	7

ARTICLE 2 TERMINATION		8

2.1	Termination of Agreement	8
2.2	Procedure Upon Termination	9
2.3	Effect of Termination	9

ARTICLE 3 REPRESENTATIONS AND WARRANTIES RELATING TO SELLER		10

3.1	Organization and Good Standing	10
3.2	Authorization of Agreement	10
3.3	Units	10
3.4	Conflicts; Consents of Third Parties	11
3.5	Litigation	11
3.6	Financial Advisors	12
3.7	Guarantees	12

ARTICLE 4 REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY		12

4.1	Organization and Good Standing	12
4.2	Authorization of Agreement	12
4.3	Conflicts; Consents of Third Parties	13
4.4	Capitalization	13
4.5	Subsidiaries	13
4.6	Financial Statements	14
4.7	No Undisclosed Liabilities	15
4.8	Taxes	15
4.9	Real Property	16
4.10	Title to Assets; Sufficiency of Assets	16
4.11	Intellectual Property	16
4.12	Company Contracts	18
4.13	Employee Benefits Plans	20
4.14	Labor	21
4.15	Litigation	22
4.16	Compliance with Laws; Permits	23
4.17	Environmental Matters	23
4.18	Financial Advisors	23
4.19	Franchising	24
4.20	Affiliate Transactions	26
4.21	Insurance Policies	26
4.22	Absence of Certain Developments	27

i

4.23	Suppliers/Service Providers	27
4.24	Certain Payments and Parties	27
4.25	Sanctions	28
4.26	Privacy and Data Security	28
4.27	Operations outside the United States	29

ARTICLE 5	REPRESENTATIONS AND WARRANTIES RELATING TO BUYER	29

5.1	Organization and Good Standing	29
5.2	Authorization of Agreement	29
5.3	Conflicts; Consents of Third Parties	30
5.4	Litigation	30
5.5	Investment Intention	30
5.6	Financial Advisors	31
5.7	Financial Capability	31
5.8	Solvency	31
5.9	Access and Investigation; Condition of the Business, No Other Representations; Non-Reliance	32

ARTICLE 6	COVENANTS	32

6.1	Access to Information	32
6.2	Conduct of the Business Pending the Closing	33
6.3	Regulatory Approvals	36
6.4	Further Assurances	38
6.5	Confidentiality	39
6.6	Indemnification, Exculpation and Insurance	40
6.7	Preservation of Records	41
6.8	Publicity	42
6.9	Employees	42
6.10	Tax Matters	45
6.11	No Negotiations	45
6.12	Third Party Consents	45
6.13	Non-Solicit	46
6.14	Affiliate Agreements	47
6.15	Use of Name	47
6.16	Pre-Closing Transactions	47
6.17	Financial Information	48
6.18	Events During Executory Period	48
6.19	Seller Capitalization	49
6.20	Retained Payables	49

ARTICLE 7	CONDITIONS TO CLOSING	49

7.1	Conditions Precedent to Obligations of Buyer	49
7.2	Conditions Precedent to Obligations of Seller	50
7.3	Frustration of Closing Conditions	51

ARTICLE 8	MISCELLANEOUS	51

8.1	Survival	51
8.2	Specific Performance	51
8.3	Expenses	52
8.4	Governing Law	52
8.5	Jurisdiction; Consent to Service of Process	52

8.6	Waiver of Jury Trial	53
8.7	Entire Agreement	53
8.8	Amendments and Waivers	54
8.9	Notices	54
8.10	Severability	55
8.11	Binding Effect; Third-Party Beneficiaries; Assignment	55
8.12	Counterparts	56
8.13	Non-Recourse	56
8.14	Provision With Respect to Legal Representation	56
8.15	Exhibits and Schedules	57
8.16	Buyer Release	57
8.17	Seller Release	58

ARTICLE 9 DEFINITIONS		58

9.1	Definitions	58
9.2	Other Definitional and Interpretive Matters	71
9.3	Joint Drafting	72

EXHIBITS

Exhibit A:	Components of Net Working Capital and Sample Calculation of Net Working Capital

Exhibit B:	Rules of Engagement for Valuation Firm

Exhibit C:	Form of Escrow Agreement

Exhibit D:	Form of Transition Services Agreement

Exhibit E:	Sublease Term Sheet

UNIT PURCHASE AGREEMENT

This UNIT PURCHASE AGREEMENT is made and dated as of December 15, 2017 (this “Agreement”), by and among WoodSpring Hotels LLC, a Delaware limited liability company (“Seller”), WoodSpring Hotels Franchise Services LLC, a Kansas limited liability company (the “Company”), and Choice Hotels International, Inc., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, as of the date hereof, Seller owns 100% of the issued and outstanding units of the Company (the “Units”);

WHEREAS, Seller wishes to sell to Buyer and Buyer wishes to directly purchase from Seller the Units, for the Purchase Price (as defined below) and upon the terms and subject to the conditions hereinafter set forth (the “Transaction,” which for the avoidance of doubt shall not include the Property Transaction); and

WHEREAS, Seller, the Company and Buyer desire to make certain representations, warranties, covenants and agreements in connection with the purchase and sale of the Units and also to prescribe various conditions to the purchase and sale of the Units.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE 1

SALE AND PURCHASE OF THE UNITS; CLOSING

1.1 Sale and Purchase of the Units. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase and accept from Seller, the Units, free and clear of all Liens (other than transfer restrictions imposed by the applicable securities Laws).

1.2 Purchase Price. Subject to the adjustment set forth in Section 1.6, the aggregate consideration to be paid by Buyer for the Units shall be (i) an amount equal to $231,250,000, minus (ii) the aggregate amount of Indebtedness of the Company as of immediately prior to the Closing, plus (iii) the aggregate amount of Cash and Cash Equivalents of the Company as of immediately prior to the Closing, plus (iv) the amount, if any, by which the Net Working Capital as of immediately prior to the Closing exceeds the Target Net Working Capital, minus (v) the amount, if any, by which the Net Working Capital as of immediately prior to the Closing is less than the Target Net Working Capital, minus (vi) the Transaction Expenses plus (vii) the Audit Expenses (collectively, the “Purchase Price”). The Purchase Price shall be paid as provided in Section 1.5 and Section 1.6.

1.3 Closing. The consummation of the sale and purchase of the Units (the “Closing”) will take place on the date that is the third Business Day after satisfaction or waiver of the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or at such other time or date as is agreed to in writing by Buyer and Seller. The Closing shall be held by the remote exchange of documents, unless another method is agreed to in writing by the parties hereto. The date and time of the Closing are referred to herein as the “Closing Date”, and the Closing shall be deemed to have occurred as of 12:01 a.m. New York time on the Closing Date.

1.4 Pay-Off Letters. Prior to the Closing, the Company shall cause to be delivered to Buyer customary pay-off letters or releases, as applicable (the “Pay-Off Letters”), from the applicable lenders in respect of the Payoff Indebtedness or in connection with any indebtedness for borrowed money incurred by Seller or any of its Affiliates pursuant to which any of the Company’s assets or rights are subject to a Lien, including the indebtedness set forth on Schedule 1.4.

1.5 Closing Actions and Deliveries. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall take the following actions or make the following deliveries on the Closing Date:

(a) Buyer shall pay or cause to be paid to Seller, by wire transfer of immediately available funds to the account designated in writing by Seller at least three (3) Business Days prior to the Closing Date, an aggregate amount in cash (the “Estimated Purchase Price”) equal to (i) $231,250,000, minus (ii) Seller’s good faith estimate of the aggregate amount of Indebtedness (including the Payoff Indebtedness) of the Company as of immediately prior to the Closing (“Estimated Indebtedness”), plus (iii) Seller’s good faith estimate of the aggregate amount of Cash and Cash Equivalents of the Company as of immediately prior to the Closing (“Estimated Cash”), plus (iv) the amount, if any, by which Seller’s good faith estimate of Net Working Capital as of immediately prior to the Closing (“Estimated Net Working Capital”) exceeds the Target Net Working Capital, minus (v) the amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital as of immediately prior to the Closing, minus (vi) Seller’s good faith estimate of Transaction Expenses (“Estimated Transaction Expenses”), plus (vii) Seller’s good faith estimate of the Audit Expenses (“Estimated Audit Expenses”), minus (viii) the Adjustment Escrow Amount.

(b) Buyer shall repay, or cause to be repaid, on behalf of the Company, all amounts necessary to discharge fully the then outstanding balance of the Payoff Indebtedness that have been included in the Estimated Indebtedness, by wire transfer of immediately available funds to the account(s) designated in the Pay-Off Letters;

(c) Buyer shall pay, or cause the Company to pay, by wire transfer of immediately available funds, the Estimated Transaction Expenses to the applicable recipients thereof as set forth on the Estimated Closing Statement;

(d) Buyer shall pay or cause to be paid to the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement, by wire transfer of immediately available funds to the account designated in writing by the Escrow Agent, an amount equal to the Adjustment Escrow Amount;

(e) The Company shall deliver to Buyer duly executed written resignations or removals, effective as of the Closing, of each of the Company’s officers and each of the members of the board of managers of the Company, unless otherwise requested by Buyer prior to the Closing Date;

(f) Buyer shall deliver to Seller:

(i) a counterpart to the Escrow Agreement, duly executed by Buyer;

(ii) a counterpart to the Transition Services Agreement, duly executed by Buyer; and

(iii) a counterpart to the Sublease, duly executed by Buyer.

(g) Seller shall deliver to Buyer:

(i) instruments assigning the Units to Buyer, free and clear of all Liens (other than transfer restrictions imposed by the applicable securities Laws), duly executed by Seller and in form and substance reasonably acceptable to Buyer;

(ii) a counterpart to the Escrow Agreement, duly executed by Seller and the Escrow Agent;

(iii) a copy of the articles of organization of the Company, certified by the Secretary of State of the State of Kansas, dated within five (5) Business Days of the Closing Date;

(iv) a certificate of good standing or equivalent certificate of the State of Kansas with respect to the Company, dated within five (5) Business Days of the Closing Date;

(v) evidence that each Terminated Affiliate Agreement has been terminated in accordance with Section 6.14;

(vi) a counterpart to the Transition Services Agreement, duly executed by Seller; and

(vii) a counterpart to the Sublease, duly executed by Seller.

(h) Buyer, Seller and the Company shall make such other deliveries as are required by Article 7.

1.6 Purchase Price Determination.

(a) Estimated Closing Statement. Not less than three (3) Business Days prior to the anticipated Closing Date, Seller shall deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth Seller’s good faith calculation of the Estimated Purchase Price and reasonably detailed calculations demonstrating each component thereof, including Estimated Cash, Estimated Indebtedness, Estimated Net Working Capital, Estimated Transaction Expenses

and Estimated Audit Expenses. The Estimated Closing Statement shall be prepared based upon the books and records of the Company in accordance with the definitions as provided in this Agreement and the Accounting Methodology. Buyer shall be entitled to review and make comments to the matters and amounts set forth in the Estimated Closing Statement, such comments to be delivered to Seller no later than one (1) Business Day prior to the anticipated Closing Date. Seller shall cooperate and shall cause the Company to cooperate with Buyer in the review of the Estimated Closing Statement, including providing Buyer and its representatives with reasonable access during normal business hours to the relevant books, records and finance employees of the Company and the Business. Seller shall consider in good faith Buyer’s reasonable objections to the Estimated Closing Statement delivered by Seller, but Seller shall not be obligated to make any modification to the Estimated Closing Statement. The Estimated Closing Statement shall be binding on the parties hereto for purposes of this Section 1.6(a) and for purposes of determining the Estimated Purchase Price in Section 1.5(a).

(b) Post-Closing Date Purchase Price Adjustments. As promptly as practicable, but no later than ninety (90) days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller a statement (the “Closing Statement”) setting forth Buyer’s good faith calculation of the Purchase Price and reasonably detailed calculations demonstrating each component thereof, including the aggregate amount of the Cash and Cash Equivalents of the Company, the aggregate amount of the Indebtedness of the Company, Net Working Capital, Transaction Expenses and Audit Expenses. The Closing Statement shall (i) be prepared based upon the books and records of the Company in accordance with the definitions as provided in this Agreement and the Accounting Methodology and (ii) not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby. The post-Closing purchase price adjustment as set forth in this Section 1.6(b) is not intended to permit the introduction of different accounting methods, policies, practices, procedures, classifications, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements (including any of the foregoing as they relate to the nature of accounts, calculation of levels of reserves or levels of accruals) from the Accounting Methodology. Notwithstanding anything else in this Agreement to the contrary, to the extent that the Closing Statement corrects a manifest mathematical error that was utilized in the determination of Target Net Working Capital, then the Target Net Working Capital shall be reduced or increased as a result of such error, as appropriate, to reflect such error.

(c) Dispute Resolution Procedures.

(i) If Seller disagrees with Buyer’s calculation of the Purchase Price or any component thereof, including the calculation of the aggregate amount of the Cash and Cash Equivalents of the Company, the calculation of the aggregate amount of Indebtedness of the Company, Net Working Capital or Transaction Expenses as set forth in the Closing Statement delivered pursuant to Section 1.6(b), then Seller may, within thirty (30) days after delivery of the Closing Statement, deliver a notice to Buyer providing reasonable detail of the reasons for such disagreement and setting forth Seller’s calculation of the items and amounts in dispute. Any such notice of disagreement shall specify all items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts, and the calculation thereof, set forth in the Closing Statement.

(ii) If a notice of disagreement shall be properly delivered pursuant to Section 1.6(c)(i), Seller and Buyer shall, during the fifteen (15) days following such delivery, negotiate in good faith to reach written agreement on the disputed items or amounts. The matters set forth in any written resolution executed by Seller and Buyer shall be final and binding on the parties on the date of such written resolution. If Seller and Buyer are unable to reach such agreement during such fifteen (15) day period, they shall promptly (and in any event, within thirty (30) days) thereafter submit any matters in dispute for resolution to PricewaterhouseCoopers or, if PricewaterhouseCoopers is unavailable, another nationally recognized independent accounting firm that has no material relationship with any of the parties, as is mutually agreed to by Buyer and Seller, or if Buyer and Seller cannot so agree within fifteen (15) days following the determination that PricewaterhouseCoopers is unavailable, the firm mutually selected by a panel consisting of the firm that has been proposed by Buyer and the firm that has been proposed by Seller (the firm to which such matters are so submitted for resolution, the “Valuation Firm”).

(iii) The Valuation Firm shall make a final and binding determination with respect to the computation of the Purchase Price, including each of the components thereof, to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement and on Exhibit B. Buyer and Seller shall cooperate with the Valuation Firm during the term of its engagement and shall use commercially reasonable efforts to cause the Valuation Firm to resolve all remaining disagreements with respect to the computation of the Purchase Price, including each of the components thereof, as soon as practicable. The Valuation Firm shall consider only those items and amounts in Buyer’s and Seller’s respective calculations of the Purchase Price, including each of the components thereof, that are identified as being items and amounts to which Buyer and Seller have been unable to agree. In resolving any disputed item, the Valuation Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Valuation Firm’s determination of the Purchase Price, including each of the components thereof, shall be based solely on written materials submitted by Buyer and Seller (i.e., not on independent review) and on the definitions included herein. The determination of the Valuation Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review.

(iv) The costs and expenses of the Valuation Firm in determining the Purchase Price, including each of the components thereof, shall be borne by Buyer, on the one hand, and Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if Buyer claims the Purchase Price is one thousand dollars ($1,000) less than the amount determined by Seller, and Seller contests only five hundred dollars ($500) of the amount claimed by Buyer, and if the Valuation Firm ultimately resolves the dispute by awarding Buyer three hundred dollars ($300) of the five hundred dollars ($500) contested, then the costs and expenses of the Valuation Firm will be allocated sixty percent (60%) (i.e., 300 ÷ 500) to Seller and forty percent (40%) (i.e., 200 ÷ 500) to Buyer. Prior to the Valuation Firm’s determination of the Purchase Price, (i) Buyer, on the one hand, and Seller, on the other hand, shall each pay fifty percent (50%) of any retainer paid to the Valuation Firm and (ii) during the engagement of the Valuation Firm, the Valuation Firm will bill fifty percent (50%) of the total charges to each of Buyer, on the one hand, and Seller, on the other hand. In connection with the Valuation

Firm’s determination of the Purchase Price, the Valuation Firm shall also determine, pursuant to the terms of the first and second sentences of this Section 1.6(c)(iv), and taking into account all fees and expenses already paid by each of Buyer, on the one hand, and Seller, on the other hand, as of the date of such determination, the allocation of its fees and expenses between Buyer and Seller, which such determination shall be conclusive and binding upon the parties hereto.

(v) The Closing Statement (and each of the components thereof) shall become final and binding on the parties (A) on the thirty-first (31st) day following the delivery of the Closing Statement if a notice of disagreement has not been delivered to Buyer by Seller prior to such time, (B) with such changes as are necessary to reflect matters resolved pursuant to any written resolution executed pursuant to Section 1.6(c)(ii), on the date such resolution is executed, if all outstanding matters are resolved through such resolution, and/or (C) with such changes as are necessary to reflect the Valuation Firm’s resolution of the matters in dispute (together with any changes necessary to reflect matters previously resolved pursuant to any written resolution executed pursuant to this Agreement and any matters not disputed pursuant to a notice of disagreement), on the date the Valuation Firm delivers its final, binding resolution pursuant to Section 1.6(c)(ii) (the Closing Statement in such form, the “Final Closing Statement,” and the Purchase Price set forth in the Final Closing Statement, the “Final Purchase Price”).

(d) Final Payment. As promptly as practicable, but in no event later than five (5) Business Days following finalization of the Final Closing Statement as provided in Section 1.6(c):

(i) If the Estimated Purchase Price is equal to or is less than the Final Purchase Price (the amount of such shortfall, if any, the “Shortfall Amount”), then (A) Seller and Buyer shall deliver joint written instructions to the Escrow Agent to release, in accordance with the Escrow Agreement, to Seller the Adjustment Escrow Amount; and (B) Buyer shall pay or cause to be paid to Seller by wire transfer of immediately available funds to the account designated in writing by Seller, the Shortfall Amount.

(ii) If the Estimated Purchase Price exceeds the Final Purchase Price (the amount of such excess, the “Excess Amount”), then (A) Seller and Buyer shall deliver joint written instructions to the Escrow Agent to release, in accordance with the Escrow Agreement, (1) to Buyer, the lesser of (x) the Excess Amount; and (y) the Adjustment Escrow Amount; and (2) to Seller, any funds remaining in escrow pursuant to the Escrow Agreement after the release of funds to Buyer pursuant to clause (1) above; and (B ) Seller shall pay or cause to be paid by wire transfer of immediately available funds to the account designated in writing by Buyer, the amount, if any, by which the Excess Amount exceeds the Adjustment Escrow Amount.

(e) Subject to Section 6.5, the parties hereto (i) shall, and shall cause their respective representatives to, cooperate and (ii) shall make available to one another and their respective employees and representatives and, if applicable, the Valuation Firm, to the extent necessary, at reasonable times and with reasonable advance notice, such books, Contracts, records, work papers and appropriate personnel and other information (including work papers, and outside advisors) as any of the foregoing may reasonably request, in each case, to prepare and review the Closing Statement (including the calculation of Cash and Cash Equivalents of the

Company, Indebtedness of the Company, Net Working Capital and Transaction Expenses), and/or any matters in dispute (including those submitted to the Valuation Firm), in each case, subject to the restrictions of applicable Law, work-product doctrine, attorney-client privilege or other similar legally-recognized privilege and execution of customary work paper access letters. Buyer, the Company and Seller each acknowledge and waive any actual or potential conflict of employees of the Company and its Subsidiaries assisting Seller and Buyer as described in this Section 1.6, and will not, and will cause the Company not to, prevent such access by Seller.

1.7 Purchase Price Allocation. The parties hereto agree to treat the purchase of the Units as a purchase of the assets of the Company for U.S. federal and, to the extent permitted by Law, applicable state and local income Tax purposes. Seller and Buyer shall allocate the Purchase Price among the assets of the Company and the services to be received pursuant to the Transition Services Agreement (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. Within one-hundred and twenty (120) days of the Closing Date, Buyer shall prepare and deliver to Seller the Allocation Schedule for Seller’s review and approval. If, within thirty (30) days following the delivery of the Allocation Schedule, Seller notifies Buyer in writing that Seller disputes any calculation in the Allocation Schedule, Buyer and Seller shall cooperate in good faith to resolve such dispute. Should Buyer and Seller fail to reach an agreement within thirty (30) days after Seller notifies Buyer of such dispute, Buyer and Seller shall bring all disputes relating to the preparation of such allocation to the Valuation Firm for resolution, whose decisions shall be final and binding on the parties (and reflected on the Allocation Schedule) and whose expenses shall be paid equally by Buyer on one hand and Seller on the other. If the Valuation Firm is unable to resolve such dispute prior to the filing of any Tax Return to which the Purchase Price allocation made pursuant to this Section 1.7 is relevant, each of Buyer and Seller shall be entitled to take its own position with respect to the allocation of the Purchase Price on the applicable Tax Return, the filing of which shall not prejudice or otherwise control the Valuation Firm’s resolution of such matter. Without limiting the foregoing, the Allocation Schedule (or any update thereto) shall be conclusive absent manifest error and shall be final and binding upon the parties. Seller and Buyer shall (i) prepare and file all income Tax Returns (including IRS Form 8594) in a manner consistent with the Allocation Schedule (or any update thereto), if such Allocation Schedule is agreed prior to the filing of any such Tax Return, and (ii) take no position inconsistent with the Allocation Schedule (or any update thereto) in any income Tax Return, any income Tax proceeding before any Taxing Authority.

1.8 Withholding. To the extent required by applicable Law, Buyer shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required under applicable Law to deduct and withhold with respect to the making of such payment or to otherwise take such action to satisfy any other Tax withholding and reporting obligations it has under applicable Law with respect to the transactions contemplated hereby. To the extent that such amounts are so deducted or withheld, they shall be paid over to or deposited with the relevant Governmental Body by Buyer, and such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made. Buyer acknowledges that no withholding of Taxes shall be made with respect to the payment of the Purchase Price to Seller, provided that Seller delivers a customary executed certificate of non-foreign status, unless there is a change in law with respect to the withholding of Taxes after the date hereof.

ARTICLE 2

TERMINATION

2.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing as follows and in no other manner:

(a) at the election of Seller on the one hand, or Buyer, on the other hand, on or after the later of (i) March 15, 2018, provided if any party hereto brings any claim, action or proceeding for injunction, specific performance or other equitable relief as provided in Section 8.2, prior to the date referenced in this clause (i) and against any other party hereto, the date that is five (5) Business Days after the date on which such claim, action or proceeding has been finally resolved pursuant to a non-appealable order, decree or ruling of a court of competent jurisdiction and (ii) the Property Transaction Outside Date (as may be extended pursuant to the second proviso in this Section 2.1(a), the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 2.1(a) shall not be available to any party whose breach of any provision of this Agreement results in or causes the failure of the Transaction to be consummated by such time; provided, further, if the Property Transaction has not been consummated or closed into escrow on the date that is three (3) Business Days prior to the Outside Date, (x) Buyer or (y) Seller, may extend the Outside Date for up to an additional sixty (60) days by delivering written notice to the other party; provided, further, that either party may so extend the Outside Date only if the Property Transaction Outside Date is extended to the same date.

(b) by mutual written consent of Buyer, on the one hand, and Seller, on the other hand;

(c) by Buyer, on the one hand, or Seller, on the other hand, if the Property Transaction Agreement shall have been validly terminated;

(d) by Seller, if the conditions to Closing set forth in Section 7.1 have been satisfied or waived (other than those to be satisfied at the Closing; provided, that such conditions are capable of being satisfied should the Closing occur) and Buyer fails to consummate the Transaction on the date the Closing should have occurred pursuant to Section 1.3;

(e) by Buyer, if the conditions to Closing set forth in Section 7.2 have been satisfied or waived (other than those to be satisfied at the Closing; provided, that such conditions are capable of being satisfied should the Closing occur) and Seller fails to consummate the Transaction on the date the Closing should have occurred pursuant to Section 1.3;

(f) by Buyer, upon a breach of any covenant or agreement on the part of either the Company or Seller set forth in this Agreement, or if any representation or warranty of either the Company or Seller hereunder shall be or become untrue, in any case such that the conditions set forth in Section 7.1(a) or Section 7.1(b) would not be satisfied (any such breach or occurrence, a “Terminating Company Breach”); provided, however, that, Buyer may terminate this Agreement under this Section 2.1(f) only if such Terminating Company Breach has not been cured by the Company or Seller prior to the earlier of (i) thirty (30) days after receipt by the Company or Seller of written notice from Buyer of such Terminating Company Breach and (ii) the Outside Date; and provided, further, that the right to terminate this Agreement under this Section 2.1(f) shall not be available to Buyer if it has breached its obligations under this Agreement in any material respect;

(g) by Seller, upon a breach of any covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer hereunder shall be or become untrue, in any case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied (any such breach or occurrence, a “Terminating Buyer Breach”); provided, however, that Seller may terminate this Agreement under this Section 2.1(g) only if such Terminating Buyer Breach has not been cured by Buyer prior to the earlier of (i) thirty (30) days after receipt by Buyer of written notice from the Company of such Terminating Buyer Breach and (ii) the Outside Date; provided, further, that the right to terminate this Agreement under this Section 2.1(g) shall not be available to Seller if the Company has breached its obligations under this Agreement in any material respect; or

(h) by Buyer, on the one hand, or Seller, on the other hand, if there shall be in effect a final, nonappealable Order restraining, enjoining or otherwise prohibiting the consummation of the Transaction but, it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable and pursue such appeal with reasonable diligence or any Law is enacted that makes the consummation of the Transaction illegal or otherwise prohibited; provided, however, that the right to terminate this Agreement pursuant to this Section 2.1(h) shall not be available to any party whose breach of any provision of this Agreement results in or causes such Order or Law.

2.2 Procedure Upon Termination. In the event of termination and abandonment by Seller on the one hand, and/or Buyer, on the other hand, pursuant to Section 2.1, written notice thereof shall forthwith be given to the other party or parties, and subject to Section 2.3, this Agreement shall terminate without further action by any party.

2.3 Effect of Termination.

(a) Except as set forth in Section 2.3(b), Section 6.5, Section 6.8, Article 8, and Article 9, in the event that this Agreement is validly terminated in accordance with Section 2.1 and Section 2.2, then each of the parties shall be relieved of its duties, obligations and covenants arising under this Agreement after the date and time of such termination and such termination shall be without liability to the Company and Seller on the one hand, or Buyer on the other hand; provided, however, that no such termination shall relieve any party hereto from liability or damages for (i) Fraud or Willful Breach, or (ii) a failure of any party to consummate the Transaction on the date the Closing should have occurred pursuant to Section 1.3 herein (including, in the case of the failure of Buyer to consummate the Transaction on the date the Closing should have occurred pursuant to Section 1.3, the right of Seller and its Affiliates to damages resulting from the failure to close the Property Transaction, provided that such damages are proximately caused by Buyer’s failure to consummate the Transaction).

(b) The Confidentiality Agreement shall survive any termination of this Agreement in accordance with its terms and nothing in this Section 2.3 shall be construed to discharge or relieve WoodSpring Hotels Holdings LLC (“WS Holdings”) or Buyer of its duties, obligations or covenants thereunder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

Except as disclosed in a document of even date herewith delivered by Seller to Buyer (the “Disclosure Schedule”), which Disclosure Schedule is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in Article 3 and Article 4 (subject to Section 8.15), Seller hereby makes the representations and warranties contained in this Article 3 to Buyer.

3.1 Organization and Good Standing. Seller is a Delaware limited liability company, duly organized, validly existing and in good standing under the laws of Delaware. There are no pending, or to the knowledge of Seller, threatened, actions for dissolution, liquidation or insolvency of Seller.

3.2 Authorization of Agreement. Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the Transaction (collectively, the “Seller Documents”), and to perform all of the terms and obligations and consummate all of the transactions contemplated hereby and thereby (including the Transaction). The execution, delivery and performance by Seller of this Agreement and each Seller Document and the performance of all of the terms and obligations and consummation of all transactions contemplated hereby and thereby (including the Transaction), have been duly and validly authorized by all necessary limited liability company action on behalf of Seller. This Agreement has been, and each Seller Document will be at or prior to the Closing, duly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Seller Document when so executed and delivered will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its and their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3 Units. Seller owns good and valid beneficial and legal title to all of the Units, free and clear of all Liens (other than transfer restrictions imposed by applicable securities Laws), which comprise all of the equity interests of the Company. All of the Units have been duly authorized, are validly issued, fully paid and non-assessable and were issued in compliance with any and all preemptive rights or similar rights and the registration or qualification requirements of the Securities Act and any state securities Laws or pursuant to valid exceptions therefrom. At the Closing, Seller shall transfer to Buyer good and valid beneficial and legal title to the Units free and clear of all Liens (other than transfer restrictions imposed by the applicable securities

Laws). There are no existing options, warrants, calls, rights, phantom equity, profits interests or Contracts of any character to which Seller is a party requiring, and there are no Units held by Seller outstanding which upon conversion or exchange would require the issuance of any Units or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Units. Seller is not a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the Units.

3.4 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by Seller of this Agreement, the Property Transaction Agreement or the Seller Documents, the performance of all of the terms and obligations and the consummation of all transactions contemplated hereby and thereby (including the Transaction), or compliance by Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of acceleration, termination, or cancellation, or result in any Lien on any of the assets of Seller under, or impose on Seller additional or greater obligations under, any provision of (i) the certificate of formation and limited liability company agreement of Seller; (ii) any Contract or License to which Seller is a party or by which any of the properties or assets of Seller are bound; (iii) any Order applicable to Seller or by which any of the properties or assets of Seller are bound; or (iv) any applicable Law or License to which Seller or any of the assets of Seller is subject, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations, that would not prevent, materially delay or impair the ability of Seller to execute and deliver this Agreement or consummate the Transaction.

(b) No consent, waiver, approval, Order, License or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Seller in connection with the execution and delivery of this Agreement or the Seller Documents, the compliance by Seller with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by Seller of any other action contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act and (ii) as may be necessary as a result of any fact or circumstance relating to Buyer or any of its Affiliates.

(c) None of the execution and delivery by Seller of this Agreement or the Seller Documents, the consummation of the Transaction, or compliance by Seller with any of the provisions hereof or thereof requires, or will require, the vote or approval of the holders of any class or series of equity securities of Seller or any direct or indirect equityholder of Seller that will not have been obtained as of the Closing Date.

3.5 Litigation. As of the date of this Agreement, there are no Legal Proceedings pending or, to the knowledge of Seller, threatened, against Seller that are reasonably likely to prohibit or restrain the ability of Seller to enter into this Agreement or any of the Seller Documents or consummate the Transaction. Seller is not subject to any outstanding Order that challenges, or would reasonably be expected to have the effect of preventing, materially delaying, making illegal, or otherwise materially interfering with, any of the transactions contemplated hereby or by the Seller Documents, nor is Seller a party to, or to the knowledge of Seller, threatened to be made a party to, any such Order.

3.6 Financial Advisors. Except for Persons set forth on Schedule 3.6, no Person has acted, directly or indirectly, as a broker, finder, financial advisor or other intermediary for Seller in connection with the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof. For the avoidance of doubt, Seller shall be solely responsible for any fee or commission or like payment owed to the Persons set forth on Schedule 3.6.

3.7 Guarantees. There are no guarantees or any other financial support agreements by the Company of an obligation in favor of or on behalf of Seller, its owners or any of their respective Affiliates.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as disclosed in the Disclosure Schedule, the Company hereby makes the representations and warranties contained in this Article 4 to Buyer.

4.1 Organization and Good Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Kansas and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a foreign limited liability company, as applicable, and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to be material to the Company.

4.2 Authorization of Agreement. The Company has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the Transaction (the “Company Documents”), and to perform all of the terms and obligations and to consummate all of the transactions contemplated hereby and thereby (including the Transaction). The execution, delivery and performance of this Agreement and each Company Document, the performance of all of the terms and obligations and the consummation of all the transactions contemplated hereby and thereby (including the Transaction) have been duly authorized by all requisite limited liability company action on the part of the Company. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the Company Documents when so executed and delivered will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its and their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 4.3(a), none of the execution and delivery by the Company of this Agreement or the Company Documents, the performance of all of the terms and obligations and the consummation of all transactions contemplated hereby and thereby (including the Transaction) or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of acceleration, termination, loss of benefits or rights, or cancellation, or result in any Lien on any of the assets of the Company, or impose on the Company additional or greater obligations under, any provision of (i) the certificate of formation or limited liability company agreement of the Company; (ii) any Contract or License to which the Company is a party or by which any of the properties or assets of the Company are bound; (iii) any Order applicable to the Company or by which any of the properties or assets of the Company are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations, that would not reasonably be expected to be material to the Company.

(b) Except as set forth on Schedule 4.3(b), no consent, waiver, approval, Order, License or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company in connection with the execution and delivery of this Agreement or the Company Documents or the compliance by the Company with any of the provisions hereof or thereof, or the consummation of the Transaction, except for compliance with the applicable requirements of the HSR Act and as may be necessary as a result of any fact or circumstance relating to Buyer or any of its Affiliates.

4.4 Capitalization. The authorized equity securities of the Company consist of 100 units, all of which are issued and outstanding and held by Seller. All of the issued and outstanding Units were duly authorized for issuance and are validly issued, fully paid and non-assessable and were issued in compliance with any and all preemptive rights or similar rights and the registration or qualification requirements of the Securities Act and any applicable state securities Laws or pursuant to valid exceptions therefrom. There are no existing options, warrants, calls, rights, phantom equity, profits interests or Contracts of any character to which the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require the issuance of any Units or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Units. The Company is not party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of its securities.

4.5 Subsidiaries. The Company has no, and has never had any, Subsidiaries. The Company is not a participant in any joint venture, partnership, or similar arrangement. The Company has no contractual obligation to provide funds to, or make any investment in (whether in the form of a loan, capital contribution or otherwise), any other Person. The Company does not, directly or indirectly own, or hold any rights to acquire, any capital stock or any other securities or interests in any other Person.

4.6 Financial Statements. Except as set forth on Schedule 4.6:

(a) Buyer has been provided with correct and complete copies of (i) the unaudited balance sheet of the Company as of December 31, 2016, and the related unaudited statement of operations for the year then ended of the Company (the “Annual Financial Statements”) and (ii) the unaudited balance sheet and the related unaudited statement of operations of the Company for the eight (8) month period ending August 31, 2017, consistent with the historical financial statements of Seller and WS Holdings (the “Interim Financial Statements”) (the Annual Financial Statements and the Interim Financial Statements, including the related notes and schedules thereto, as the case may be, are collectively referred to herein as the “Financial Statements”). The Financial Statements have been prepared based upon the books and records of the Company, are based on the historical accounting practices and policies of WS Holdings, are derived from the historical consolidated financial statements of WS Holdings and have been prepared in accordance with GAAP, consistently applied, and present fairly, in all material respects, the financial position, results and, as applicable, balance sheets and the related statements of operations and cash flows of the Company as of the respective dates, and for the periods indicated therein.

(b) The Company maintains accurate books and records reflecting its assets and liabilities and maintains, and has maintained for all periods reflected in the Financial Statements, proper and adequate internal accounting controls that provide assurance that (i) transactions are recorded as necessary to permit accurate preparation of its financial statements and to maintain accurate accountability for its assets and (ii) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Neither the Company nor any auditor, accountant or representative of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

(c) Since December 31, 2014, except as required by applicable Law and/or applicable new accounting standards as required by GAAP, there has been no material change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle procedure or practice.

(d) All accounts receivable of the Company that are reflected on the Interim Financial Statements or in the accounting records of the Company as of the Closing Date (collectively, the “Accounts Receivable”) represent (or as of the Closing Date will represent) valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business consistent with past practice. There is no contest, claim, or right of set-off under any Contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable, which if resolved unfavorably to the Company would be material to the Company.

4.7 No Undisclosed Liabilities. Except as set forth on Schedule 4.7, the Company does not have any Liabilities of any kind whatsoever that are not fully reflected in, reserved against or described on the Balance Sheet, other than (a) Liabilities incurred in the Ordinary Course of Business after the Balance Sheet Date, (b) Liabilities incurred in connection with the Transaction, (c) Liabilities incurred in connection with (i) non-delinquent executory Contracts (to the extent such Contracts are listed on Schedule 4.12(a) or entered into in the Ordinary Course of Business); and (ii) trade payables and other items reflected in the determination of Net Working Capital, and (d) other Liabilities that are immaterial to the Company, and in the case of each of (a), (b), (c) and (d), which are not related to a breach of Contract or a violation of Law and are reflected in Estimated Net Working Capital (if such Liability is required pursuant to the Accounting Methodology to be so reflected) or included as a Transaction Expense on the Estimated Closing Statement.

4.8 Taxes. Except as set forth on Schedule 4.8:

(a) The Company (i) has duly and timely filed all material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and correct in all material respects; and (ii) has timely paid all material Taxes due and owing (whether or not shown due on any Tax Return).

(b) The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by applicable Laws, withheld and paid over to the proper Governmental Body all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, stockholder or other third party.

(c) The Company is not a party to and does not have any obligation under any agreement providing for the allocation, indemnification, or sharing of Taxes, or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person, other than contracts entered into in the ordinary course of business and the primary subject of which is not Taxes.

(d) No Governmental Body is conducting or proposing or threatening in writing to conduct an audit or administrative or judicial proceeding with respect to Taxes or any Tax Returns of the Company. All Tax deficiencies which have been proposed, asserted or assessed against the Company have been fully paid or finally settled. The Company has not received a written notice of a claim by any Governmental Body in any jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(e) The Company is treated as an entity disregarded from its owner for U.S. federal income Tax purposes and the Company has not made any election to be treated as an association taxable as a corporation for U.S. federal income Tax purposes pursuant to Treasury Regulation Section 301.7701-3(c).

(f) The Company has not participated in a “listed transaction or a reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 or 1.6011-4T.

4.9 Real Property. The Company (a) (i) does not presently lease, sublease, license, or own any real property, and (ii) has never previously leased, subleased, licensed, or owned any real property, and (b) is not presently bound by any Contract to lease, sublease, license, or own any real property.

4.10 Title to Assets; Sufficiency of Assets. The Company has good and marketable title to, or a valid and enforceable leasehold interest in, all of its material personal property and assets, free and clear of all Liens, except Permitted Exceptions (the “Assets”). The Assets are in good operating condition and repair and are adequate (in addition to the services to be provided in the Transition Services Agreement) for the Buyer to conduct the Business immediately following the Closing in substantially all respects as it is presently being conducted and as it is proposed to be conducted (subject to normal wear and tear and replacement). Except as set forth on Schedule 4.10 or after giving effect to the transactions actually undertaken prior to the Closing pursuant to Section 6.16, there is no material real or personal property, rights or assets related to the Business that is not owned by the Company.

4.11 Intellectual Property.

(a) Schedule 4.11(a) sets forth a correct and complete list of (i) all Registered Intellectual Property, in each case listing, as applicable, (A) the name of the current owner, (B) the date of application or issuance, (C) the jurisdiction where the application or registration is located, and (D) the application or registration number; and (ii) all social media accounts and social media handles registered to the Company. The Company is the sole and exclusive owner of all right, title and interest in and to the Registered Intellectual Property and all material unregistered Intellectual Property owned by, purported to be owned by, or owned on behalf of the Company (collectively, “Company Owned Intellectual Property”), in each case, free and clear of all Liens, other than Permitted Exceptions. The Company is not a party to any Order that restricts or impairs the use of any Company Owned Intellectual Property.

(b) The conduct of the Business does not infringe, misappropriate or otherwise violate any Person’s Intellectual Property, provided that, solely with respect to Trademarks and issued patents, such representation and warranty is made to the Knowledge of the Company. Except as set forth on Schedule 4.11(b), (i) there are no such claims pending or, to the Knowledge of the Company, threatened against the Company alleging any such infringement, misappropriation or violation of any Person’s Intellectual Property, and (ii) there are no written communications received by the Company regarding any such alleged, suspected, or actual infringement, misappropriation or violation by the Company. The Company is not a party to any Legal Proceeding pursuant to which any Company Owned Intellectual Property is the subject of (A) any opposition, cancellation, or similar proceeding before any Governmental Body in any jurisdiction or (B) any office action, or other form, of preliminary or final refusal of registration issued by any Governmental Body. The Company is not a party to any injunction or other specific judicial, administrative, or other administrative order that restricts or impairs its use or distribution of any Intellectual Property. To the Knowledge of the Company, no Person (1) is infringing or otherwise violating in any respect any Company Owned Intellectual Property, and no such claims are pending or threatened against any Person by the Company or (2) has alleged, in a Legal Proceeding pending as of the date hereof against the Company or in a written communication received by the Company since December 31, 2015 or with respect to any Owned Company Intellectual Property currently in use by the Company, that any Company Owned Intellectual Property is not owned by the Company or that any Company Owned Intellectual Property or the Company’s rights thereto are invalid or unenforceable. Except as set forth on Schedule 4.11(b), as of the date hereof, the Company has not received written notice of any threatened claim that any Company Owned Intellectual Property or the conduct of the Business infringes or otherwise violates any Person’s Intellectual Property.

(c) The Company owns all right, title and interest in and to, or has sufficient, valid and enforceable licenses to use, all Company Intellectual Property, which represents all Intellectual Property rights used in or necessary for the conduct of the Business; provided, that the foregoing in this Section 4.11(c) shall not be deemed, interpreted or construed to be a representation or warranty relating to infringement, misappropriation or other violation of any Person’s Intellectual Property.

(d) No present or former employee, officer, director, agent or outside contractor or consultant of the Company holds any right, title or interest, in whole or in part, in or to any Intellectual Property developed by such individual for or on behalf of the Company, including any Company Owned Intellectual Property, except to the extent any such present employee, officer, director, agent or outside contractor or consultant has been authorized to use such Intellectual Property in connection with the provision of services to or on behalf of the Company. Except as set forth on Schedule 4.11(d), each present employee, officer, director, agent and outside contractor and consultant of the Company who has developed or contributed to the development of any Intellectual Property for or on behalf of the Company has executed an agreement with the Company pursuant to which all such Intellectual Property is affirmatively assigned to the Company.

(e) To the Knowledge of the Company, no material, non-public Company Owned Intellectual Property constituting material trade secrets has been disclosed to any Person, except under a confidentiality, non-disclosure or similar agreement or obligation. Except as set forth on Schedule 4.11(e), to the Knowledge of the Company, no employee, independent contractor or agent of the Company has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of the Company. The Company has taken commercially reasonable steps to safeguard and maintain (i) its proprietary rights in and to the Company Owned Intellectual Property and (ii) the confidentiality of the Company Owned Intellectual Property constituting material trade secrets.

(f) Schedule 4.11(f) sets forth a correct and complete list of all material operating and applications computer software programs and databases used, reproduced, modified or redistributed by the Company, excluding Software licensed under Off-the-Shelf Licenses and open source software. The consummation of the transactions contemplated by this Agreement will not alter or impair any rights of the Company to any Company Owned Intellectual Property.

(g) The computer Software, computer hardware, firmware, networks, interfaces and related systems (collectively, “Computer Systems”) used by the Company are sufficient in all material respects for the Company’s current needs in the operation of its business as currently conducted. In the past twenty-four (24) months, there have been no (i) material failures, crashes, or other adverse events affecting the Computer Systems which has caused material disruption to the business of the Company and has not been remedied or (ii) material security breaches affecting the Computer Systems which has caused material disruption to the business of the Company. The Company provides for the back-up and recovery of material data and has implemented disaster recovery plans, procedures and facilities, and, as applicable, has taken reasonable steps to implement such plans and procedures. The Company has taken reasonable actions to protect the integrity and security of the Computer Systems and the information stored therein from unauthorized use, access or modification by any Person.

4.12 Company Contracts.

(a) Schedule 4.12 sets forth a correct and complete list, as of the date hereof, of all of the following Contracts to which the Company is a party or by which any of its properties or assets are bound or to which WS Holdings or its subsidiaries is a party and which Contract relates primarily to the Business (collectively, the “Company Contracts”):

(i) all Contracts where the performance remaining thereunder involves aggregate consideration to or by the Company, in the aggregate, in excess of $250,000 per annum;

(ii) all Contracts containing (A) a covenant of the Company not to (or otherwise restricting, impeding or limiting the ability of the Company to) (x) compete in any line of business or geographic or marketed service area or (y) solicit for employment or employ any person (B) any exclusivity, most favored nation, non-compete or other similar provision that would bind the conduct of Buyer or its Affiliates’ businesses following the Closing;

(iii) all Contracts granting a power of attorney to any Person or authorizing such Person to take any actions that could materially affect the operations or the financial condition of the Company;

(iv) all agreements or instruments related to the incurrence of any Indebtedness of the Company;

(v) all mortgages, pledges or security agreements or similar arrangements constituting a Lien upon the assets or properties of the Company or the Units;

(vi) all Contracts for the acquisition of capital equipment or fixed assets requiring the payment by the Company of an amount in excess of $250,000 individually;

(vii) all Contracts granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any assets of the Company other than in the Ordinary Course of Business;

(viii) all Contracts involving the sale or purchase of assets or properties (including capital stock) of any Person other than in the Ordinary Course of Business, or a merger, consolidation, business combination or similar extraordinary transaction, in each case to the extent the Company still has any remaining right, obligation or liability thereunder;

(ix) all Contracts requiring the disposition or purchase of any assets (including capital stock) material to the ongoing operation of the Business, in each case to the extent the Company still has any remaining right, obligation or liability thereunder;

(x) all Intellectual Property Licenses or any other Contracts relating to any Intellectual Property or Technology, excluding Off-the-Shelf Licenses;

(xi) all joint venture, limited partnership, or similar agreements between the Company, on the one hand, and any other Person, on the other hand (excluding for the avoidance of doubt, any Franchise Agreements);

(xii) all Affiliate Agreements;

(xiii) all Contracts providing for or relating to the settlement or compromise of any Legal Proceeding to the extent the Company still has any remaining right, obligation or Liability thereunder;

(xiv) all Contracts for employment or engagement of any Business Employee or any officer, employee or independent contractor of the Company on a full-time, part-time, consulting or other basis providing annual base compensation in excess of $100,000 (other than ordinary at-will employment agreements terminable upon less than 30 days’ notice and without any liability to the Company) or Contracts providing for payment of severance in excess of $100,000 (other than severance paid in accordance with the Company’s ordinary course severance policies) upon the termination of any Business Employee or any current or former officer, director, employee or independent contractor;

(xv) all Contracts or Seller Benefit Plans providing for any change in control, retention or similar payment, benefit or accelerated vesting upon the execution of this Agreement or the Closing or in connection with any of the transactions contemplated by this Agreement (excluding any such payments required by law) to any Business Employee or any current or former officer, director, employee or independent contractor of the Company;

(xvi) all collective bargaining agreements, labor agreements, union Contracts or other Contracts with any labor union, works council, or associate representing any Business Employee or any current or former employees of the Company.

(xvii) all Contracts with a third party distribution intermediary (including online travel agencies, consortia, travel management companies and global distribution systems) that produced in excess of 5,000 room nights for the Business during the twelve month period ended September 30, 2017;

(xviii) all Contracts with any Governmental Body;

(xix) all Contracts that provide for the indemnification by the Company of any Person (except as entered into in the Ordinary Course of Business); and

(xx) all Contracts to enter into any of the foregoing.

(b) Correct and complete copies of all Company Contracts, including all amendments, modifications and supplements thereto, have been made available to Buyer. Each Company Contract is valid, binding and enforceable in accordance with its terms with respect to the Company, and, to the Knowledge of the Company, each other party thereto, in each case, except as such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally, and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a Legal Proceeding at law or in equity). There is no existing default or breach in any material respect (or any event, circumstance or condition that, with the giving of notice or the lapse of time or both, would constitute such a default or breach) by the Company, or, to the Knowledge of the Company, any other party under any Company Contract. No party to any Company Contract has exercised any termination rights with respect thereto, and no party has given written notice of an intent to exercise any termination rights with respect thereto.

4.13 Employee Benefits Plans.

(a) Schedule 4.13(a) contains a complete and correct list of all material Seller Benefit Plans. With respect to each Seller Benefit Plan, the Seller has made or caused to be made available to Buyer true, complete and correct copies of the following documents, to the extent applicable: (i) all material Seller Benefit Plans, and all amendments thereto, including, all plan documents, material employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent summary plan descriptions and any material modifications thereto; and (iii) the most recent IRS determination letter or opinion letter with respect to any Seller Benefit Plans intended to be qualified under Section 401(a) of the Code. The Company does not maintain, sponsor or contribute to, and has no Liability with respect to any Seller Benefit Plan or any other employee benefit plan, program or arrangement.

(b) Each Seller Benefit Plan has been established, maintained, administered and funded in compliance in all material respects with the terms of such Seller Benefit Plan and applicable Laws (including ERISA and the Code) in respect of the Business Employees. With respect to the Business Employees, all material contributions required to be made under the terms or in respect of any Seller Benefit Plans, collective bargaining or similar agreements or union contracts or applicable Law (including all contributions, insurance premiums or intercompany charges) have been made by the due date thereof (including any valid extension) or fully accrued and reflected in the most recent consolidated balance sheet prior to the date hereof. There are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Body or by any Business Employee or beneficiary thereof (other than routine claims for benefits or routine appeals thereof) that relate to any of the Seller Benefit Plans or the assets of any of the trusts thereunder. Each Seller Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualified status or a favorable prototype opinion letter from the IRS, and to the Knowledge of the Company, no fact exists and no event has occurred that would reasonably be expected to cause the denial or loss of any such qualified status.

(c) No Seller Benefit Plan provides any retiree or post-employment medical or life insurance, benefits or coverage to any Business Employee, except as required under COBRA (or similar state continuation coverage Law) at the sole expense of the participant. The Company does not contribute to (or have an obligations to contribute to), nor within the past six years has contributed to, and no Seller Benefit Plan is (i) a plan subject to Title IV or Section 302 of ERISA of ERISA or Section 412 or 4971 of the Code, (ii) a Multiemployer Plan or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. Neither the Company, nor any ERISA Affiliate, has withdrawn at any time within the preceding six years from any Multiemployer Plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company. No event has occurred and no condition exists that would subject the Company by reason of its affiliation with any ERISA Affiliate to any (i) Tax, penalty, fine, (ii) lien, or (iii) other liability imposed by ERISA, the Code or other applicable Laws, in each case, in respect of any employee benefit plan that is or has been maintained, sponsored, contributed to, or required to be contributed to by any ERISA Affiliate.

(d) No Seller Benefit Plan constitutes, in whole or in part, a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) that could reasonably be expected to cause any Business Employee to be subject to Tax under Section 409A of the Code. No Business Employee is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(e) Except as set forth on Schedule 4.13(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any severance or other payment becoming due, or increase the amount of any compensation or benefits due, to any Business Employee or any current or former director, officer, employee or individual independent contractor of the Company, or (ii) result in the acceleration of the time of payment or vesting, or result in any payment or funding of any such compensation or benefits under, or increase the amount of compensation or benefits due under, any Seller Benefit Plan or otherwise with respect to any Business Employee or any current or former director, officer, employee or individual independent contractor of the Company.

4.14 Labor.

(a) Set forth on Schedule 4.14(a) is a correct and complete list of all employees currently employed by or participating in the Business (the “Business Employees”), in each case, including (i) name, (ii) title, (iii) work or office location and current employer, (iv) exempt and non-exempt status under the Fair Labor Standard Act, (v) full-time, part-time, or temporary status, (vi) current base salary or wage rate, (vii) current year target incentive compensation opportunity, including any commission plan in which such individual participates, (viii) actual incentive compensation earned during the prior completed fiscal year, (ix) accrued but unused paid time off, (x) date of hire, and (xi) for each such employee who is absent from active employment as of the date of this Agreement (including as a result of leave of absence or disability), the nature of such leave and anticipated date of return to active employment.

(b) The Company has no, or has never employed any, employees, and no properties or assets of Seller, or the Company is, or has ever been, subject to or bound by any collective bargaining agreement, labor agreement, union agreement, employment agreement or other similar Contract with respect to any Business Employees.

(c) No labor organization or group of Business Employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding pending, or to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal.

(d) Except as would not adversely affect the Company in any material respect, there are no pending or, to the Knowledge of the Company, threatened strikes, walkouts or other work stoppages, slowdowns, or lockouts by any labor organizations or group of Business Employees, and there has not been any strike, material slowdown or material work stoppage, lockout, or other collective labor action by or with respect to Business Employees. There are no (i) material grievances or other labor disputes pending or, to the Knowledge of the Company, threatened by or involving Business Employees; or (ii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any labor organization, Business Employee, or group of Business Employees.

(e) With respect to Business Employees, Seller and its Affiliates are, in all material respects, in compliance with all Labor Laws, except as set forth in Schedule 4.14(e). Seller and its Affiliates have complied in all material respects with all Laws that could require overtime to be paid to any Business Employees.

(f) To the Knowledge of the Company, no Business Employees are subject to any restrictions under any Contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any Order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interests of the Company or that would conflict with the Business as proposed to be conducted.

4.15 Litigation. Except as set forth on Schedule 4.15, there are no, and since December 31, 2015 (other than Legal Proceedings that if resolved unfavorably to the Company would have an immaterial impact on the Company, the Business or the Assets) there has not been any, Legal Proceedings or Orders pending or, to the Knowledge of the Company, threatened against the Company, or to which the Company is a party or any of its officers, directors, managers or employees (each in their capacity as such) is a party or affecting any of the Assets, the Business or the Units, which, individually or in the aggregate, would adversely affect the Company in any material respect. There are no unsatisfied judgments, penalties or awards against or affecting or binding upon the Company, the Assets or the Units, which, individually or in the aggregate, would adversely affect the Company in any material respect.

4.16 Compliance with Laws; Permits.

(a) Except as set forth on Schedule 4.16(a) and except as would not adversely affect the Company in any material respect, the Company (i) is, and at all times during the 36 month period ending on the date hereof has been, in compliance in all material respects with all Laws and Orders applicable to the Company or to the Assets or the Units, (ii) has not received any written notification from any Governmental Body asserting that the Company is not in compliance in any material respect with such Law or Order and is not under investigation by any Governmental Body for any of the foregoing and (iii) has not entered into, and has not, and none of the Assets or the Units has been, subject to any Order.

(b) Schedule 4.16(b) contains a correct and complete list of all material permits and licenses of Governmental Bodies (collectively, the “Licenses”) owned or possessed by the Company and no other material permits and licenses of Governmental Bodies are required in the conduct of the Business. Except as set forth on Schedule 4.16(b), each such License is in full force and effect, and the Company is in compliance in all material respects with all of its obligations with respect to such Licenses, and no event has occurred or condition or state of facts exists which constitutes, or upon the giving of notice or the passage of time or both would constitute a material breach or default under any such License which allows, or upon the giving of notice or the passage of time or both would allow, the revocation or termination of any such License.

4.17 Environmental Matters. Except as set forth on Schedule 4.17:

(a) The Company is and, during the thirty-six (36) month period ending on the date hereof, has been in compliance with all applicable Environmental Laws, which compliance includes obtaining and maintaining all applicable Environmental Licenses, except for noncompliance that would not result in the Company incurring material costs or liabilities under Environmental Laws.

(b) During the thirty-six (36) month period ending on the date hereof, the Company has not received any notice or Claim from any Governmental Body or other Person that alleges that the Company is in violation of, or potentially liable under, any Environmental Laws and the Company is not the subject of any pending or, to the Knowledge of the Company, threatened claims, investigations, or Orders arising under Environmental Laws, in each case, that remains outstanding or would result in the Company incurring any material costs or liabilities under Environmental Laws.

4.18 Financial Advisors. Except for Persons set forth on Schedule 4.18, no Person has acted, directly or indirectly, as a broker, finder, financial advisor or other intermediary for the Company in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof. For the avoidance of doubt, Seller shall be solely responsible for any fee or commission or like payment owed to the Persons set forth on Schedule 4.18.

4.19 Franchising.

(a) Schedule 4.19(a) sets forth each Franchise Agreement that is effective as of the date hereof, together with, to the extent reasonably available to Seller, the opening date of each property operating under each such Franchise Agreement that has opened as of the date hereof (and, with respect to any property that has not yet opened as of the date hereof, noting the anticipated opening date of each such property, to the extent such opening date is reasonably available), along with the name, address and phone number (as available) of each Franchisee who has executed a Franchise Agreement with the Company that is effective as of the date hereof (the “Company Franchise Agreements”). Since December 31, 2016, and except as disclosed on Schedule 4.19(a): (i) no Franchisee has cancelled, threatened to cancel or otherwise terminated its Company Franchise Agreement, and (ii) the Company has not canceled, threatened to cancel or otherwise terminate a Company Franchise Agreement. Correct and complete copies of each Company Franchise Agreement, including (A) all amendments, modifications and supplements thereto, (B) to the extent reasonably available to Seller, any comfort letters, estoppels, and subordination, non-disturbance and attornment agreements related thereto, and (C) to the extent reasonably available to Seller, any Contracts similar to any of the foregoing described in clauses (A) and (B) hereof, in each case, executed and delivered in connection therewith, have been made available to Buyer. Each Company Franchise Agreement is valid, binding and enforceable in accordance with its terms with respect to the Company and, to the Knowledge of the Company, to each other party to such Company Franchise Agreement, in each case, except as such enforceability (I) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally, and (II) is subject to general principles of equity (regardless of whether enforceability is considered in a Legal Proceeding at law or in equity). The Company is in material compliance with all contractual obligations in the Company Franchise Agreements and there is no existing default or breach and no event has occurred which, with the giving of notice or the lapse of time or both, would constitute such a default or breach, by the Company under any Company Franchise Agreement.

(b) Schedule 4.19(b) sets forth a true and correct list of all currently effective state franchise registrations, state franchise exemption filings, state business opportunity law exemption filings obtained by the Company. The Company has since December 31, 2015, made on a timely and accurate basis all required filings with respect to material changes and renewals to its FDDs as required pursuant to state franchise laws in the states where the Company has offered and sold franchises, and the Company has not offered or executed a Franchise Agreement or offered or sold the rights granted therein in any jurisdiction in which such offer and sale was not duly registered or exempt from registration at the time the offer was made and the sale occurred, and the Company has otherwise materially complied with all applicable FDD and Franchise Agreement delivery requirements.

(c) Since December 31, 2015, the Company: (i) has prepared and maintained each FDD in compliance, in all material respects, with any and all requirements pursuant to federal or state franchise laws and regulations, including (a) the revised Trade Regulation Rule on Disclosure Requirements and Prohibitions Concerning Franchising by the Federal Trade Commission, effective July 1, 2007, 16 CFR Part 436 and any other Law regulating the offer, sale or amendment of franchises, including any pre-sale franchise, business opportunity or seller assisted marketing plan or (b) any franchise termination, non-renewal, franchise unfair practices or similar Laws, including the requirements of such Laws with respect to notice of default, time to cure and the actual termination of any franchisee or business opportunity operator; and (ii) has not, in any FDD, in applications and/or filings with states under any state franchise registration and disclosure laws, made any untrue statement of a material fact, omitted to state a material fact required to be stated therein, or omitted to state any fact necessary to make the statements made therein, taken as a whole, misleading. Schedule 4.19(c) sets forth a true and complete list of all FDDs the Company has used to offer or sell franchises within the United States in each of the past three (3) years. The Company has made available to Buyer correct and complete copies of each FDD.

(d) The Company is not, and has not been, subject to any currently effective order, injunction, or similar mandate with respect to the offer or sale of Franchise Agreements in any jurisdiction. There are no proceedings pending or, to the Knowledge of the Company, threatened against the Company alleging failure to comply with any franchise registration laws or state franchise relationship laws.

(e) Except as set forth on Schedule 4.19(e), (i) the Company has not granted any Franchisee any protected territory, exclusive territory or option with respect to more than a single Franchised Business (e.g., both “WoodSpring” and “Value Place” branded extended stay hotel properties) in any Contract, (ii) the Company has not granted any Franchisee any protected territory, exclusive territory or option with respect to any trademark, trade name, service mark, service name, brand, trade dress, logo or other proprietary right that is not part of the Company Owned Intellectual Property or Company Intellectual Property, and (iii) no person currently holds any right or option to operate, develop, or locate a Franchised Business, or to exclude any others from operating or licensing a third party to operate a Franchised Business, in any geographic area or at any location.

(f) With respect to all expirations, terminations, and nonrenewals of Franchisees and/or Franchise Agreements, the Company has complied in all respects with all applicable franchise termination, nonrenewal, unfair practices, and/or relationship laws, including those laws’ requirements with respect to the proper notice of default, time to cure, and the actual termination of any Franchisee or business opportunity operator.

(g) During the past five (5) years, the Company has not used brokers or finders in connection with the offer and sale of the Company franchises.

(h) With respect to all operations manuals, reference manuals, design manuals, and other system and/or brand standards, manuals, directions, and all similar Contracts setting out the standards, methods, procedures, techniques, and specifications of the systems that are the subject of the Company Franchise Agreements and used to develop and/or operate a franchising system under any Franchise Agreement or any Franchised Business (in each case, whether in written, machine readable, electronic, or any other form) (collectively, “Manuals”), the Company has provided or given access to up-to-date versions (as of the date hereof) of such Manuals to Buyer and any Franchisee to a Company Franchise Agreement.

(i) Schedule 4.19(i) sets forth a complete and correct list of all Company Owned Intellectual Property that is licensed to any Franchisee under the Company Franchise Agreements and there is no other Intellectual Property not set forth on Schedule 4.19(i) that is (i) licensed to any Franchisee pursuant to a Company Franchise Agreement or FDD, (ii) designated or otherwise represented by the Company to any Franchisee as being part of the franchised franchising system under any Franchise Agreements or FDD.

(j) (i) The Company has not received written notice from any Franchisee or Person that previously qualified as a Franchisee contesting the assertion of any liquidated damages or other damages payable to the Company in connection with any termination of any Franchise Agreement, which has not been finally adjudicated or otherwise finally settled, and (ii) no Franchisee or Person that previously qualified as a Franchisee has failed or refused to pay any liquidated damages or other damages to the Company, to the extent claimed by the Company, in connection with any termination of any Franchise Agreement, which has not been finally adjudicated or otherwise finally settled.

4.20 Affiliate Transactions. Except as set forth on Schedule 4.20, none of Seller, any Affiliate of Seller (other than the Company), any officer, director or manager of the Company, Seller or any Affiliate of the Company or Seller or any member of such individual’s immediate family (collectively, “Related Persons”) (a) owns an equity interest or other financial interest in any Person (other than the Company) that is or has been involved in any material business arrangement or other relationship with the Company, (b) is a party to any Contract with, or has any claim or right against, the Company, (c) owes to the Company any amount, is owed by the Company any amount, or has committed to make any loan or extend or guarantee credit to or for the benefit of, the Company (any of the foregoing in clauses (a), through (c), an “Affiliate Agreement”).

4.21 Insurance Policies. Schedule 4.21 sets forth a correct and complete list of all insurance policies or binders (including policy name, number and name of the insurer) maintained by the Company or which cover the business or assets of the Company or with respect to which the Company is a named insured or otherwise the beneficiary of coverage (collectively, the “Policies”). Seller has delivered or caused to be delivered correct and complete copies of all Policies to Buyer. All Policies are valid and in full force and effect in accordance with their terms, and premiums with respect thereto covering all periods up to and including the Closing Date have been paid or will be paid when due. The Company is not in material breach or default, and the Company has not taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a material breach or default, or permit termination or modification, of any of the Policies. Since December 31, 2015, (a) no written notice of cancellation or termination has been received by the Company with respect to any of the Policies and to the Knowledge of the Company, there has been no threatened cancellation or non-renewal of any of the Policies and (b) there have been no claims under any of the Policies for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice for claims where the insurer subsequently accepted coverage) and all such claims have been satisfied or are pending with an insurance carrier. Except as set forth on Schedule 4.21, no insurance policies that are used in the Business are maintained by any Person other than the Company. Except as set forth on Schedule 4.21, the consummation of the transactions contemplated by this Agreement will not result in the termination or cancellation of, or default under, any of the Policies.

4.22 Absence of Certain Developments. Except as contemplated by this Agreement or as set forth on Schedule 4.22, since the Balance Sheet Date (a) there has not been any Material Adverse Effect and (b) no action has been taken by the Company that would be prohibited by Section 6.2(b) had such section applied to the Company during such period.

4.23 Suppliers/Service Providers. Schedule 4.23 sets forth a correct and complete list of the fifteen (15) largest suppliers of materials, products or services to the Company (measured by the aggregate amount paid by the Company) during (a) the fiscal year ended on December 31, 2016 and (b) the nine (9) month period ended September 30, 2017. As of the date hereof, neither Seller nor the Company has received any written, or to the Knowledge of the Company, oral, indication from any of such suppliers or service providers to the effect that any such supplier or service provider will stop, materially decrease the rate of, or materially change the payment or price terms with respect to (other than changes to price terms effecting similarly situated customers), supplying products or services to the Company, or otherwise cancel or terminate its business relationship with the Company.

4.24 Certain Payments and Parties.

(a) None of the Company or, to the Knowledge of the Company, its directors, officers, employees, agents, or any other Person acting or purporting to act for or on behalf of the foregoing, (i) is in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other applicable Law relating to bribery or corruption (collectively, including the FCPA, the “Anticorruption Laws”); (ii) has used directly or indirectly, any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to foreign political activity, (iii) has made, directly or indirectly, any unlawful payment to foreign Government Officials; or (iv) has taken, directly or indirectly, any action in furtherance of any offer, payment, promise to pay, or authorization of the payment of any money or anything of value, or any action in furtherance of any offer, gift, promise to give, or authorization of the giving of any anything of value, to any foreign Government Official, or to any Person while knowing that all or some portion of the consideration remitted to that Person will be offered, paid, promised, or given to a foreign Government Official, for the purposes of inducing or influencing a Government Official to do or refrain from doing any official act, in order to assist in obtaining or retaining business or directing business to any Person, or securing any improper advantage.

(b) There are, and during the past three (3) years there have been, no allegations, investigations (formal or informal), inquiries, actions, charges, or proceedings with regard to any violation or potential violation of any Anticorruption Laws by the Company or any of its directors, officers, employees, agents, or any other Person acting or purporting to act for or on behalf of the foregoing. The Company and its directors, officers, employees, and agents, and any other Person acting for or on behalf of the foregoing are not aware of any violation or any potential violation by the Company or any Person acting on its behalf of the Anticorruption Laws and do not know that any agent or other Person, in connection with the activities of the Company, has violated, or caused any violation, of the requirements of the Anticorruption Laws.

4.25 Sanctions. None of the Company, or, to the Knowledge of the Company, any director or officer thereof, is an individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, OFAC’s Foreign Sanctions Evaders List, OFAC’s Sectoral Sanctions Identifications List, the U.S. Department of Commerce Denied Person’s List, the U.S. Department of Commerce’s Entity List, the U.S. Department of Commerce’s Unverified List, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by the United States federal government, or (iii) located, organized or resident in a Designated Jurisdiction in violation of any Sanctions. To the Knowledge of the Company, the Company (i) has not been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”), or any Sanctions Laws, (ii) is not under investigation by any Governmental Body for possible violation of Anti-Money Laundering Laws or Sanctions, (iii) has not been assessed civil penalties under any Anti-Money Laundering Laws or any Sanctions, (iv) has not had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws, and (v) has not filed any voluntary disclosures with any Governmental Body regarding possible violations of Sanctions. The Company (i) has no investment in and does not engage in any dealing or transaction with any Person in violation of any applicable Sanctions and (ii) to the Knowledge of the Company, does not engage in any activity that would reasonably be expected to cause the Company to become subject to Sanctions.

4.26 Privacy and Data Security.

(a) The Company and any representative of the Company acting on its behalf comply and since December 31, 2015 have complied in all material respects with all Data Protection Laws applicable to the Company or to the conduct of the Business.

(b) All published, posted and internal policies, procedures, agreements and notices of the Company relating to the Company’s collection, use, or disclosure of Personal Data (collectively, the “Privacy Policies”) comply in all material respects with applicable Data Protection Laws and the Company complies in all material respects with the terms of the Privacy Policies.

(c) The Company has not received any subpoenas, demands, or other written notices from any Governmental Body investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Protection Law, and the Company is not under investigation by any Governmental Body for any actual or potential violation of any Data Protection Law. No notice, complaint, claim, enforcement action, or litigation of any kind has been served on, or, to the Knowledge of the Company, initiated against the Company or any representatives of the Company under any applicable Data Protection Law.

(d) The Company takes commercially reasonable steps, compliant with applicable Data Protection Laws and generally accepted industry standards, to protect the operation, confidentiality, integrity and security of its software, systems and websites involved in the collection and/or processing of Personal Data.

(e) Since December 31, 2015, there have been no material failures, crashes, security breaches, or other adverse events or incidents related to Personal Data that would require notification of individuals, law enforcement, or any Governmental Body or any remedial action under any applicable Data Protection Law or Company Contract. There are no pending or, to the Knowledge of the Company, expected complaints, actions, fines, or other penalties facing the Company in connection with any such failures, crashes, security breaches or other adverse events or incidents.

4.27 Operations outside the United States. Neither the Business nor the Company provides services outside the United States.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES RELATING TO BUYER

Buyer hereby represents and warrants to Seller that:

5.1 Organization and Good Standing. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted. Buyer is duly qualified or authorized to do business as a foreign limited liability company, as applicable, and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to impair or materially delay Buyer’s ability to perform its obligations under this Agreement. There are no pending, or to the knowledge of Buyer, threatened, actions for dissolution, liquidation or insolvency of Buyer.

5.2 Authorization of Agreement. Buyer has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Buyer in connection with the consummation of the Transaction (collectively, the “Buyer Documents”), and to perform all terms and obligations and to consummate all the transactions contemplated hereby and thereby (including the Transaction). The execution, delivery and performance by Buyer of this Agreement and each Buyer Document the performance of all of the terms and obligations and the consummation of all the transactions contemplated hereby thereby (including the Transaction) have been duly and validly authorized by all necessary action on behalf of Buyer. This Agreement has been, and each Buyer Document will be at or prior to the Closing, duly executed and delivered by Buyer and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Buyer Document when so executed and delivered will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its and their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by Buyer of this Agreement or the Buyer Documents, the performance of all of the terms and obligations and the consummation of all the transactions contemplated hereby and thereby (including the Transaction), or compliance by Buyer with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of acceleration, termination, or cancellation, or result in any Lien on any of the assets of Buyer, or impose on Buyer additional or greater obligations under, any provision of (i) the certificate of incorporation or bylaws of Buyer; (ii) any Contract or License to which Buyer is a party or by which any of the properties or assets of Buyer is bound; (iii) any Order applicable to Buyer or by which any of the properties or assets of Buyer is bound; or (iv) any applicable Law, other than, in the cases of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations, that would not, individually or in the aggregate, prevent, materially delay or impair (x) the ability of Buyer to execute and deliver this Agreement or consummate the Transaction or (y) the performance by Buyer of its obligations under this Agreement.

(b) No consent, waiver, approval, Order, License or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Buyer in connection with the execution and delivery of this Agreement or the Buyer Documents, the compliance by Buyer with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by Buyer of any other action contemplated hereby or thereby, except (i) for compliance with the applicable requirements of the HSR Act and (ii) as may be necessary as a result of any fact or circumstance relating to Seller or any of its Affiliates.

(c) None of the execution and delivery by Buyer of this Agreement or the Buyer Documents, the consummation of the Transaction, or compliance by Buyer with any of the provisions hereof or thereof requires, or will require, the vote or approval of the holders of any class or series of capital stock of Buyer or any direct or indirect equityholder of Buyer.

5.4 Litigation. As of the date of this Agreement, there are no Legal Proceedings pending or, to the knowledge of Buyer, threatened against Buyer that are reasonably likely to prohibit or restrain the ability of Buyer to enter into this Agreement or any Buyer Documents or consummate the Transaction. Buyer is not subject to any outstanding Order that challenges, or would reasonably be expected to have the effect of preventing, materially delaying, making illegal, or otherwise materially interfering with, any of the transactions contemplated hereby or by the Buyer Documents, nor is Buyer a party to, or to the knowledge of Buyer, threatened to be made a party to, any such Order.

5.5 Investment Intention. Buyer is purchasing the Units for its own account with the present intention of holding such Units for investment purposes and not with a view to or for sale in connection with any public distribution of such Units in violation of any federal, state or foreign securities Laws. Buyer is an “accredited investor” as defined in Regulation D promulgated under the Securities Act. Buyer acknowledges and agrees that it is fully informed as to the risks of the Transaction and the ownership of the Units. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Company pursuant to this Agreement and protecting its own interests in connection with the Transaction. Buyer acknowledges that the Units have not been registered under the Securities Act or any state or foreign securities Laws and that the Units may not be sold, transferred, offered for sale, pledged hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and is registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

5.6 Financial Advisors. Except as set forth on Schedule 5.6, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Buyer in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

5.7 Financial Capability. Buyer (a) has, and at the Closing will have, sufficient unrestricted internal funds (including under existing credit facilities) available to pay the Estimated Purchase Price (and any adjustments thereto in accordance with this Agreement) and any fees or expenses incurred by Buyer in connection with the Transaction, (b) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder, and (c) has not incurred any obligation, commitment, restriction or Liability of any kind that would impair or adversely affect such resources and capabilities. Buyer acknowledges and agrees that (x) neither the Company, Seller nor any of their Affiliates or any of their respective members, managers, officers, directors, employees, advisors, consultants, agents or representatives have any responsibility for any equity or debt financing that Buyer may raise in connection with the Transaction, (y) it is not a condition to Closing under this Agreement, nor to the consummation of the Transaction, for Buyer to obtain any equity or debt financing and (z) it does not have the right to terminate this Agreement for failure to obtain any equity or debt financing.

5.8 Solvency. To the knowledge of Buyer, immediately after giving effect to the consummation of the Transaction and the agreements to be entered into at the Closing with the Property Buyer in the Property Transaction and assuming (a) the accuracy of the representations and warranties in Article 3 and Article 4 and the performance of Seller and the Company of their respective obligations hereunder in all respects, (b) that each of clauses (i), (ii) and (iii) below are true with respect to the Company immediately prior to the Closing before giving effect to the Transaction, and (c) that any estimates, projections, forecasts, forward-looking information or business plans of the Company that have been provided to Buyer prior to the date hereof were prepared based upon assumptions of the management of the Company that were, at the time made, and continue to be, reasonable: (i) the fair saleable value (determined on a going concern basis) of the assets of Buyer and the Company shall be greater than the total amount of their Liabilities (including all contingent Liabilities); (ii) Buyer and the Company shall be able to pay their debts as they become due; and (iii) Buyer and the Company shall have adequate capital to carry on their businesses. No transfer of property is being made by Buyer and no obligation is being incurred by Buyer in connection with the Transaction with the intent to hinder, delay or defraud either present or future creditors of Buyer.

5.9 Access and Investigation; Condition of the Business, No Other Representations; Non-Reliance. Buyer has conducted, to its satisfaction, its own independent investigation of the condition, operations and business of the Company and, in making its determination to proceed with the Transaction, and Buyer has relied solely upon (i) the representations and warranties in Article 3 and Article 4, (in each case, as modified by the Disclosure Schedules) and the certificates delivered pursuant to Section 7.1(c) and (d) of this Agreement, and (ii) the results of its own independent investigation. Except for the representations and warranties in Article 3 and Article 4 (in each case, as modified by the Disclosure Schedules) and the certificates delivered pursuant to Section 7.1(c) and (d) of this Agreement, (a) neither Seller nor the Company is making, and Buyer has not and will not rely upon, any other statements, representations or warranties whatsoever, express or implied, with respect to the Company or its businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Company furnished to Buyer or its representatives or made available to Buyer and its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transaction, or in respect of any other matter or thing whatsoever, and (b) neither Seller nor any stockholder, officer, manager, agent, representative or employee of Seller, the Company or their Affiliates has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement or in the certificates delivered pursuant to Section 7.1(c) and (d) of this Agreement and subject to the limited remedies herein provided.

ARTICLE 6

COVENANTS

6.1 Access to Information; Cooperation.

(a) Prior to the earlier of the termination of this Agreement in accordance with its terms and the Closing Date, subject to the terms of the Confidentiality Agreement, Buyer shall be entitled to make such investigation of the properties, businesses and operations of the Company and such examination of the books and records of the Company as it reasonably requests, including as may be reasonably requested by Buyer or, subject to execution of customary confidentiality and non-reliance undertakings, any insurance broker or insurance carrier in connection with Buyer’s consideration of and obtaining the representation and warranty insurance policy to be issued in the name of Buyer (the “R&W Policy”). Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, shall be subject to restrictions under applicable Law and shall not unreasonably interfere with the operations of the Company. Seller shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company and WS Holdings and its Subsidiaries to reasonably cooperate with Buyer and Buyer’s representatives in connection with such investigation and examination, and Buyer and its representatives shall reasonably cooperate with the Company and its representatives and shall use their reasonable efforts to minimize any disruption to the businesses of the Company. In addition, no such investigation or examination shall be permitted to the extent that (x) it would require Seller or the Company to disclose information subject to attorney-client privilege or (y) legal counsel for the Company reasonably concludes that it may give rise to antitrust or competition law issues or violate a protective order or otherwise may not be disclosed pursuant to applicable Law, and in each such case, the Company will reasonably cooperate with Buyer (at Buyer’s expense) to establish mutually acceptable work arounds to provide Buyer with the broadest access to information practicable under the circumstances. Notwithstanding anything to the contrary contained herein, prior to the Closing, Buyer shall not contact any employees of, suppliers to, customers of, or franchisees of, the Company or any of its Affiliates in connection with the Company or the Transaction without the prior written consent of the Company (such consent not to be unreasonably delayed, conditioned or withheld); provided, that any such contact by Buyer shall be coordinated with Seller, and Seller shall be permitted to participate therein. Nothing contained in this Agreement shall be construed to give to Buyer, directly or indirectly, rights to control or direct the Company’s operations prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations. From the date hereof until the Closing Date or the earlier termination of this Agreement, Seller shall and shall cause the Company and its other Affiliates engaged in the Business to, preserve and maintain the books and records of the Company and the Business in all material respects in the same manner and same care that the books and records of the Company have been maintained prior to the execution of this Agreement.

(b) Prior to the Closing, the Parties shall cooperate with respect to transition planning and coordination, including (i) refining the services to be provided under the Transition Services Agreement, (ii) negotiating in good faith the sublease of certain of Seller’s or its Affiliates’ offices (or portions thereof) on customary terms and conditions, including the terms as set forth on Exhibit E (the “Sublease”), and entering into such Sublease effective as of Closing, (iii) identifying additional employees of Seller and its Affiliates that Buyer shall make employment offers to at Closing pursuant to Section 6.9(a) and (iv) logistics relating to the resulting co-location of certain employees of the Parties and the Property Buyer.

6.2 Conduct of the Business Pending the Closing.

(a) Prior to the Closing, except (w) as set forth on Schedule 6.2(a), (x) as required by applicable Law, (y) as otherwise expressly contemplated by this Agreement or any of the Transaction Documents, or (z) with the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed), Seller shall cause the Company, WS Holdings and its Subsidiaries to, and the Company shall:

(i) conduct the Business in the Ordinary Course of Business (for the avoidance of doubt, a slow down or halt in the pace of new franchise sales during the pendency of the Transaction shall be deemed to be operating in the Ordinary Course of Business); and

(ii) use its commercially reasonable efforts to (A) preserve the present business operations, organization and goodwill of the Company, (B) keep available the services of its and its Affiliates’ officers, employees and representatives engaged in the Business, and (C) preserve the present relationships with the customers of (including its franchisees), the suppliers of and any other Persons that have material business relations with the Company.

(b) Other than (w) as set forth on Schedule 6.2(b), (x) as required by applicable Law, (y) as otherwise expressly contemplated by this Agreement or any of the Transaction Documents, or (z) with the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed), Seller shall cause the Company and WS Holdings and its Subsidiaries not to, and the Company shall not:

(i) transfer, issue, sell, purchase, redeem, pledge or encumber, retire or grant any equity interests of the Company or grant any options, warrants, calls or other rights to purchase or otherwise acquire (including upon conversion, exchange or exercise of convertible, derivative or similar securities) equity interests of the Company;

(ii) reclassify, combine, split, subdivide or amend the terms of any of the Company’s capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

(iii) with respect to the Company, declare or pay any dividends or distributions on or in respect of any of its equity interests or redeem, repurchase or acquire any of its equity interests;

(iv) amend the certificate of formation, limited liability company agreement or other organizational documents of the Company;

(v) other than as required by applicable Law or by the terms of any such Seller Benefit Plan or similar Contract in effect on the date hereof and set forth on Schedule 4.13(a), (A) increase or accelerate the vesting or payment of the compensation or benefits payable or available to any Business Employee, other than annual salary and wage rate increases for 2018 in the Ordinary Course of Business not in excess of 4% per person, or (B) adopt, establish, amend or terminate any Seller Benefit Plan, or any agreement, plan, policy or arrangement that would constitute a Seller Benefit Plan if it were in existence on the date hereof, in each case, other than the renewal of group health or welfare plans made in the Ordinary Course of Business and applicable Law that do not materially increase the costs to the Company under such plans;

(vi) terminate (other than for cause), promote or change the title of any Business Employee (retroactively or otherwise) with an annual compensation of $100,000, other than the promotion or hiring of replacement employees in the Ordinary Course of Business and to the extent that compensation expense of the Company would remain within the budgets of the Company following the hiring or promotion of such Persons;

(vii) enter (or commit to enter) into, amend, terminate or extend any collective bargaining or similar agreement, union Contracts or other Contracts with any labor union, works council, or associate representing any Business Employee (or enter into negotiations to do any of the foregoing);

(viii) enter into any commitment for capital expenditures of the Company to be made following the Closing in excess of $100,000 individually or $250,000 in the aggregate;

(ix) permit the Company to acquire (whether by merger or consolidation with, purchase of a substantial portion of or by any other manner) any properties, assets or businesses in excess of $100,000 individually or $250,000 in the aggregate, or sell, assign, license (other than pursuant to a Franchise Agreement), transfer, convey, otherwise dispose of or encumber or pledge any material properties or assets of the Company, including by entering into any Contract or commitment for the purchase, lease, sublease, license, sublicense, occupancy or other direct or indirect transfer of any real property;

(x) permit the Company to (i) change its present accounting methods or principles, except as required by GAAP; (ii) accelerate or delay the collection of accounts receivable, defer payment of accounts payable or otherwise alter or amend any working capital procedures and practices; or (iii) engage in any promotional sales, discount activity, or deferred revenue activity, in the case of clause (ii) and (iii) in a manner outside the Ordinary Course of Business;

(xi) permit the Company to incur any Indebtedness in excess of $250,000 in the aggregate;

(xii) permit the Company to settle, compromise, assign, release, waive or abandon any pending or threatened Legal Proceeding except any settlements which provide only for the payment of monetary damages, which amounts would paid in full prior to the Closing;

(xiii) permit the Company to commence any Legal Proceeding;

(xiv) permit the Company to enter into any Contract with a Related Person other than Franchise Agreements that will be terminated as of Closing;

(xv) permit the Company to abandon, modify, waive, terminate, fail to renew, or allow to lapse or permit any other change to any License;

(xvi) other than in the Ordinary Course of Business, terminate or amend any Company Contract or waive, release or assign any material rights, benefits or claims thereunder or enter into a Contract that would be deemed a Company Contract if in effect on the date hereof (other than Contracts entered into or necessary in the Ordinary Course of Business);

(xvii) (A) offer or sell any franchise in contravention of applicable Law or (B) offer or sell any franchise outside the United States;

(xviii) make any material change to the terms of the Company’s policies or procedures with respect to its relationships with any of its franchisees, including any material change to the terms of policies relating to franchisee rent, royalty or advertising funds or any new material program or plan, or any material modification to any existing program or plan providing any franchisee incentives or franchisee economic assistance;

(xix) permit the Company to make an election to be treated as a corporation under the Code;

(xx) file or cause to be filed any Tax Return with respect to the Company other than in accordance with past practice or as required by applicable Law, amend any Tax Return, enter into any closing agreement, or make or change any Tax election;

(xxi) permit the Company to enter into or agree to enter into any merger or consolidation with any corporation or other entity, or acquire the securities or debt of any other Person or make any loans or advances to any Person or investments in any Person;

(xxii) permit the Company to adopt any plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or file a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; or

(xxiii) agree to do any of the foregoing or take any action or omission that would result in any of the foregoing.

(c) Notwithstanding anything contained in this Agreement to the contrary, the Company shall be permitted to maintain through the Closing Date the cash management systems of the Company, maintain the cash management procedures as currently conducted by the Company, and periodically settle intercompany balances consistent with past practices (including through dividends and capital contributions and all such intercompany balances shall be settled at the Closing in accordance with their terms). Notwithstanding the restrictions set forth in Section 6.2(b)(iii) or elsewhere in this Agreement, the Company is allowed to dividend all Cash and Cash Equivalents of the Company to Seller on or prior to Closing; provided that any such dividends (including any dividends anticipated to be made following delivery of the Estimated Closing Statement) are taken into consideration in the calculation of Estimated Cash.

6.3 Regulatory Approvals.

(a) Subject to the terms and conditions herein, each party hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable Laws to consummate and make effective as promptly as practicable the Transaction. Subject to appropriate confidentiality protections, each party hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

(b) Each of the parties shall cooperate with one another in good faith and use its reasonable best efforts to prepare all necessary documentation (including furnishing all information required under the HSR Act) to effect promptly all necessary filings and to obtain all consents, waivers and approvals necessary to consummate the transactions contemplated by this Agreement. Each party hereto shall provide to the other parties copies of all correspondence between it (or its advisors) and any Governmental Antitrust Entity relating to the Transaction or any of the matters described in this Section 6.3. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with any Governmental Body regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Competition Laws. In furtherance and without limiting in any way the generality of the foregoing, the Company agrees to (i) as promptly as reasonably practicably update and amend its FDD to comply with all applicable Laws (including adding a disclosure disclosing, among other things, this Agreement and the transactions contemplated hereby) and (ii) cooperate with Buyer in connection with (x) such updates and amendments, including taking into consideration and including Buyer’s reasonable comments with respect thereto and (y) any required updates to Buyer’s franchise disclosure documents.

(c) Without limiting the generality of the undertakings pursuant to this Section 6.3, the parties hereto shall provide or cause to be provided as promptly as practicable to any Governmental Antitrust Entity information and documents requested or required to be submitted by any Governmental Antitrust Entity, including filing any notification and report form and related material required under the HSR Act or any other applicable Competition Law as promptly as practicable, but in no event later than ten (10) Business Days after the date hereof for filings required under the HSR Act (which shall include a request for early termination of the applicable waiting period under the HSR Act), and thereafter to respond promptly to any request for additional information or documentary material that may be made and use reasonable best efforts to obtain early termination of the waiting period under the HSR Act. Fees associated with filings required by the HSR Act shall be borne by Buyer.

(d) Further, each of the parties hereto shall use reasonable best efforts to take any and all actions necessary to resolve such objections, if any, as may be asserted by any Governmental Antitrust Entity with respect to the Transaction under any Competition Law, including for the avoidance of doubt, contesting or resisting (including through any applicable appeals process) any Legal Proceeding which may be instituted challenging the Transaction and seeking to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts the consummation of the Transaction. Buyer and the Company shall use reasonable best efforts to take any and all actions necessary as may be required to cause the expiration of the notice periods under the HSR Act or other Competition Laws with respect to the Transactions as promptly as possible after the execution of this Agreement. In connection with and without limiting the foregoing, each of Buyer and the Company agrees to promptly take any and all steps necessary to avoid or eliminate each and every impediment under any Competition Laws that may be asserted by any Governmental Antitrust Entity, so as to enable the parties to close the Transaction as expeditiously as possible. Without limiting the generality of the foregoing, Buyer shall use reasonable best efforts to:

(i) at Buyer’s sole cost, comply with all restrictions and conditions, if any, (A) imposed or requested by any Governmental Antitrust Entity with respect to Competition Laws in connection with granting any necessary clearance or terminating any applicable waiting period including (1) agreeing to sell, divest, hold separate, license, cause a third party to acquire, or otherwise dispose of, any Subsidiary, operations, divisions, businesses, product lines, customers or assets of Buyer or the Company contemporaneously with or after the Closing and regardless as to whether a third party Buyer has been identified or approved prior to the Closing (a “Divestiture”), (2) taking or committing to take such other actions that may limit Buyer or the Company’s freedom of action with respect to, or its ability to retain, one or more of its operations, divisions, businesses, products lines, customers or assets, and (3) entering into any Order, consent decree or other agreement to effectuate any of the foregoing or (B) reasonably requested by a third party in connection with a Divestiture;

(ii) terminate any Contract to which Buyer is party or other business relationship as may be required to obtain any necessary clearance of any Governmental Antitrust Entity or to obtain termination of any applicable waiting period under any Competition Laws; and

(iii) not extend any waiting period or enter into any agreement or understanding with any Governmental Antitrust Entity without the prior written consent of the Company.

(e) Notwithstanding the foregoing Section 6.3(d) or anything else herein to the contrary, the parties hereto understand and agree that in no event shall Buyer be obligated to take or refrain from taking, or cause its Affiliates or Subsidiaries to take or refrain from taking, any action under Section 6.3(d) or suffer to exist any condition, qualification, limitation, restriction or requirement that, individually or in the aggregate with any other actions under this Section 6.3(e), qualifications, conditions, limitations, restrictions or requirements, would be expected to result in a Burdensome Condition.

(f) Buyer shall not, and shall cause its Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation could reasonably be expected to: (i) materially increase the risk of not obtaining any consent of any Governmental Antitrust Entity necessary to consummate the transactions contemplated hereby; (ii) materially increase the risk of any Governmental Antitrust Entity entering an Order prohibiting the consummation of the Transaction; or (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise.

6.4 Further Assurances. Other than as provided in Section 6.3, each of the parties hereto shall use its reasonable best efforts to (i) take all actions necessary or appropriate to consummate the Transaction and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the Transaction. Without limiting the foregoing, Buyer agrees to take such actions as are customary in the industry and as may be reasonably requested by the Property Buyer in connection with Property Buyer’s efforts to secure financing in connection with the Property Transaction Agreement. Seller shall cause its Affiliates to use reasonable best efforts to take all actions necessary or appropriate to consummate the Property Transaction at the earliest practicable date (subject to the satisfaction of the conditions to closing set forth in the Property Transaction Agreement).

6.5 Confidentiality.

(a) Buyer acknowledges that the information provided to it in connection with this Agreement and the Transaction is subject to the terms of the Confidentiality Agreement. Effective upon the Closing, the Confidentiality Agreement shall terminate (provided, that Buyer shall, and shall cause its controlled Affiliates to, and shall use its commercially reasonable efforts to cause its and their respective representatives to, retain in strict confidence all information regarding WS Holdings, WSPM or any of their Affiliates (excluding, for the avoidance of doubt, any Company Information) for a period of two (2) years after the Closing Date).

(b) From the Closing until the second (2nd) anniversary of the Closing Date, Seller shall, and shall cause WS Holdings and its Subsidiaries to, and shall use its commercially reasonable efforts to cause its and WS Holdings’ respective representatives to, retain in strict confidence all information, whether oral or written and whether in any tangible or intangible format, regarding Buyer, the Business and the Company, together with that portion of any analyses, compilations, studies, notes or other documents or records prepared by Seller, WS Holdings and its Subsidiaries or any of their respective representatives which contain, reflect or are based upon confidential or proprietary information of Buyer, the Business or the Company, including any information disclosed to Seller pursuant to Section 6.7 (collectively, “Company Information”). The obligations of Seller pursuant to this Section 6.5(b) shall not apply, or shall cease to apply (as applicable), to Company Information if or when, and to the extent that, such Company Information (i) is generally available to and known by the public (other than as a result of its disclosure by Seller, WS Holdings or their respective Affiliates or representatives); (ii) becomes available to Seller, WS Holdings or their respective Affiliates on a non-confidential basis from a Person other than Buyer, the Company or any of their respective representatives acting on their behalf, provided that such other source is not, to the knowledge of Seller or WS Holdings, bound by a confidentiality agreement or other legal or fiduciary obligation of confidentiality to Buyer or the Company with respect to such information; or (iii) is independently developed by or on behalf of Seller or WS Holdings without the use of or reliance on Company Information. In the event that Seller, WS Holdings or any Subsidiary or representative thereof becomes legally required or is compelled by deposition, subpoena, other court or governmental action, or by any Governmental Body to disclose any of the Company Information, such Person shall provide Buyer, to the extent practicable and legally permissible, with prompt prior written notice to that effect, and such Person will cooperate (at Buyer’s sole cost and expense) with Buyer if Buyer seeks to obtain a protective order concerning such Company Information. If, in the absence of a protective order or the receipt of a written waiver by Buyer, Seller, WS Holdings or any Subsidiary or representative thereof is nonetheless, on the advice of counsel, legally required or compelled to disclose Company Information, such Person may, without liability under this Agreement, disclose that portion of the Company Information which, upon the advice of such counsel, such Person is legally required to disclose. Notwithstanding anything to the contrary contained herein, in the event of an alleged breach or violation of this Section 6.5(b), the restricted period set forth in the first sentence of this Section 6.5(b) shall be tolled until such alleged breach or violation is resolved; provided, that if any such Person is found to have not violated this Section 6.5(b), then such restricted period shall not be deemed to have been so tolled.

6.6 Indemnification, Exculpation and Insurance.

(a) For a period of six (6) years following the Closing Date, Buyer shall cause the Company to maintain all rights of the current or former directors, officers or managers (or individuals holding similar positions) of the Company who have the right to indemnification or exculpation by the Company (collectively, the “Indemnitees”) for acts or omissions occurring at or prior to the Closing Date as provided in the certificate of formation or limited liability company agreement of the Company as now in effect and the indemnification agreements or other arrangements set forth on Schedule 6.6(a) (collectively, the “Indemnification Rights”). The Indemnification Rights shall not be amended or otherwise modified in any manner that would adversely affect the rights of the Indemnitees, unless such modification is required by Law.

(b) Buyer hereby acknowledges that certain Indemnitees may have rights to indemnification, advancement of expenses and/or insurance provided by persons other than the Company (collectively, the “Indemnitors”). Buyer hereby agrees (i) that the Company is the indemnitor of first resort (i.e., its obligations to the Indemnitees are primary and any obligation of the Indemnitors are secondary), and (ii) the Company shall be required to (and Buyer shall cause the Company to) advance the full amount of expenses incurred by any Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent (x) legally permitted and (y) required by the terms of this Agreement or the Company’s certificate of formation or limited liability company agreement (or any arrangement set forth on Schedule 6.6(a)), without regard to any rights the Indemnitee may have against the Indemnitors. Buyer and the Company irrevocably waive, relinquish and release the Indemnitors from any and all claims against the Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Buyer and the Company further agree that no advancement or payment by an Indemnitor on behalf of an Indemnitee with respect to any claim for which an Indemnitee has sought indemnification from the Company shall affect the foregoing and the applicable Indemnitor shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Indemnitee against the Company. Buyer and the Indemnitees agree that the Indemnitors are express third party beneficiaries of the terms of this Section 6.6(b).

(c) On or prior to the Closing Date, Seller shall obtain a six (6) year tail insurance policy (the “D&O Tail Policy”) with respect to officers’ and directors’ liability insurance covering the Persons who are presently covered by the Company’s (or a parent company’s) officers’ and directors’ liability insurance policy, with respect to actions and omissions occurring prior to the Closing, on terms consistent in all material respects with the Company’s existing policy in effect on the date hereof.

(d) The obligations of Buyer under this Section 6.6 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 6.6 applies without the consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 6.6 applies shall be express third party beneficiaries of this Section 6.6).

(e) Buyer shall have the right (but not the obligation) to control the defense of, including the investigation of, any litigation, claim or proceeding (each, a “Claim”) relating to any acts or omissions covered under this Section 6.6 with counsel selected by Buyer; provided, however, that the Indemnitee shall be permitted to participate in the defense of such Claim at their own expense.

(f) Each of Buyer and the Indemnitee shall, and Buyer shall cause the Company to, reasonably cooperate, and cause their respective Affiliates to reasonably cooperate, in the defense of any Claim and shall provide reasonable access to properties and individuals as reasonably requested in advance in writing and confirmed by the Company and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(g) In the event that Buyer, the Company or any of their successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer and the Company shall assume all of the obligations of Buyer and the Company set forth in this Section 6.6.

6.7 Preservation of Records.

(a) Buyer shall, and shall cause the Company to, preserve and keep the records held by it relating to the respective business for a period of five (5) years from the Closing Date (or longer if required by applicable Law) and upon reasonable advance notice and the execution of a mutually acceptable confidentiality agreement (to the extent the confidentiality obligations of Seller pursuant to Section 6.5(b) have expired), shall make, at Seller’s sole cost and expense, such records and personnel available to Seller as may be reasonably required by Seller in connection with any Tax filings of Seller, any insurance claims by, Legal Proceedings or tax audits against or governmental investigations of, Seller or any of its Affiliates or in order to enable Seller to comply with its obligations under this Agreement and each of the Company Documents and the Seller Documents, as applicable; provided that Buyer and the Company shall not be required to provide such access if such access would (i) cause significant competitive harm to the Buyer or the Company, (ii) unreasonably interfere with the operations of the Buyer or the Company, (iii) result in the loss of any attorney-client or other similar legally-recognized privilege or (iv) contravene any applicable Law (provided, in each such case, that Buyer and the Company will reasonably cooperate with Seller (at Seller’s expense) to establish mutually acceptable work arounds to provide Seller with the broadest access to information practicable under the circumstances).

(b) At the Closing, Seller shall, and shall cause its Affiliates to, deliver to Buyer or its designee, or cause the Company to have possession of, (i) all original company records of the Company, including any such records relating to the Company’s legal existence, stock or other equity ownership and governance and (ii) all permits, licenses, certificates, approvals and authorizations from Governmental Bodies.

6.8 Publicity. Buyer and Seller agree to issue a mutually acceptable joint press release upon entering into this Agreement, and thereafter, neither Buyer nor Seller shall, directly or indirectly, issue any press release, public announcement or filing of any kind concerning the Transaction without the prior written consent of the other parties hereto, except where such press release, public announcement or filing is required by applicable Law and only to the extent required by such Law; provided, Seller and its Affiliates are permitted to report and disclose the status of this Agreement and the Transaction to its direct and indirect limited partners and prospective limited partners in connection with fund raising, marketing, information or reporting activities of the kind customarily provided with respect to investments of this kind; and, provided, further, that prior to the issuance of such joint press release, (x) Seller, the Company and Buyer shall jointly make a limited disclosure of the Transactions to Seller’s and the Company’s employees and the Company’s “franchise advisory council” and thereafter the Company shall be permitted to announce and make communications concerning the Transaction to their respective employees to the extent the Company determines in good faith that such announcement is necessary or advisable and, in each such event, provides reasonable notice of such announcement or communication to Buyer and consults with Buyer on the content of such announcement or communication and offers Buyer the opportunity to participate in such announcement or communication; and (y) Buyer shall be permitted to make a limited disclosure of the Transactions to Buyer’s employees. In the event any such press release, public announcement or filing is required by applicable Law, Buyer and the Company will use commercially reasonable efforts to allow the other parties reasonable time to comment on such press release, public announcement or filing in advance of its issuance.

6.9 Employees.

(a) Following the date hereof and no later than 30 Business Days prior to Closing, Seller shall provide Buyer with a proposed updated version of Schedule 9.1, which proposed update shall remove any Designated Business Employee no longer employed by the Seller or its Affiliates and shall include any individual that is hired by Seller or any of its Affiliates in accordance with the terms of this Agreement to replace any Designated Business Employee whose employment with a Seller or any of its Affiliates has terminated (a “Replacement”). Buyer may, in its sole discretion, (x) agree to accept any or all Replacements as Designated Business Employees or (y) strike any or all Replacements from Schedule 9.1 in which case such Replacements shall not be Designated Business Employees for any purposes hereunder. At or prior to Closing, Buyer shall, or shall cause its Affiliate, to offer “at will” employment to (i) each Designated Business Employee and (ii) each Additional Employee, who is actively employed by Seller or its Affiliate (each such Designated Business Employee and Additional Employee, an “Active Business Employee”), excluding any employee on leave of absence, including family medical leave, military leave, short-term or long-term disability or sick leave or other approved leave of absence from active employment, immediately prior to the Closing (such individual, an “Inactive Business Employee”), to be effective as of 11:59 p.m., New York City time on the Closing Date, which offers shall include (i) base cash salary or hourly wage rates, target annual cash bonus opportunity, cash commission opportunity and severance benefits (for the avoidance of doubt, excluding any long-term incentive compensation, equity, equity-based, change in control, retention or deferred compensation arrangements) that are no less favorable in the aggregate than those being provided or made available to such person by any Affiliate of the Company immediately prior to the Closing, and (ii) employee retirement, health and welfare benefits (excluding equity, equity-based, change in control, retention or deferred compensation arrangements) that are no less favorable than those being provided or made available to Buyer and its Affiliates to the similarly situated employees of Buyer (in the case of clause (i), to the extent disclosed on Schedule 4.13(a) or Schedule 4.14(a)) (such terms, the “Minimum Benefits”). Buyer will offer employment (consistent with the terms of this Section 6.9(a)) to an Inactive Business Employee only to the extent that such individual returns to active employment within ninety (90) days following the Closing Date, to be effective as of the date of such individual’s return to active employment. Each such employee who accepts Buyer’s offer of employment and reports to work on the first Business Day following the Closing Date or upon such individual’s return to active employment (as applicable, the “Transfer Date”) is referred to as a “Transferred Employee”. Seller or its Affiliate shall terminate the employment of Active Business Employees effective as of the close of business on the Closing Date and the employment of all Inactive Business Employees as of the date of such individual’s return to active employment, and shall satisfy in full all accrued but unpaid compensation, bonus, commission, severance and other compensation and expense reimbursement obligations (whether or not then currently payable) owed to such employees for services performed as of the Closing Date (or if later, the termination date). From and after the Closing, to the extent requested by Buyer, Seller (and its Affiliates, if applicable) shall waive, or to the extent permitted by Law and the applicable Contract(s), assign to Buyer (or its Affiliates, including the Company) all rights to enforce, or seek remedies under, any and all Contracts between any Transferred Employee and Seller or its Affiliates (other than the Company) relating to confidentiality, assignment of inventions, non-solicitation or non-competition or similar restrictions that would place restrictions or interfere with any Transferred Employee’s ability to perform his or her duties or responsibilities or provide services as an employee of Buyer or its Affiliates (including the Company) following the Transfer Date.

(b) For period of twelve (12) months following the Closing, Buyer shall, or shall cause its Affiliate to, provide the Transferred Employees who are employed by Buyer or its Affiliates with the Minimum Benefits; provided, however, that the severance benefits provided pursuant to this Section 6.9(b) shall be provided only to any Transferred Employee whose employment is terminated by Buyer other than for “cause” during the twelve (12) month period following the Closing and subject to such Transferred Employee’s execution and delivery and non-revocation of a general release of claims in favor of Buyer, the Company and their Affiliates and each of their respective officers, directors, employees, members and managers, in a form reasonably satisfactory to Buyer.

(c) Upon and following the Transfer Date, Buyer shall, or shall cause one of its Affiliates to, (i) provide to Transferred Employees full credit for purposes of eligibility, vesting, accruals (other than benefit accruals under any defined-benefit pension plans) and calculation of vacation or severance benefits, under any employee benefit plans or arrangements maintained by Buyer or the Company in which such Transferred Employee become eligible to participate on or after the Transfer Date (other than any plans or arrangements under which prior service credit is not provided to the employees of Buyer generally) (collectively, the “Buyer Plans”) for such Transferred Employees’ service with the Company (or any predecessor entity)

to the same extent recognized by the Company; provided, however, that no such service shall be recognized to the extent such recognition would result in the duplication of benefits; (ii) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any Buyer Plan that is a welfare benefit plan that such employees may be eligible to participate in during the calendar year in which the Transfer Date occurs (to the extent satisfied under the corresponding welfare benefit plan of the Company immediately prior to Closing); and (iii) provide credit under a comparable Buyer Plan for any pre-Closing co-payments, deductibles and out-of-pocket expenditures for the remainder of the coverage period for the plan year in which the Transfer Date occurs (subject, in each case under items (i), (ii) and (iii) of this sentence, to the Seller timely providing to Buyer all information reasonably requested by Buyer).

(d) Seller and their Affiliates shall take all actions necessary or appropriate to cause all Transferred Employees who are participants in a defined contribution plan of Seller or any of its Affiliates that includes a cash or deferred feature under Section 401(k) of the Code and is intended to satisfy the tax qualification requirements of Section 401(a) of the Code (the “Seller 401(k) Plan”) immediately prior to Closing to be fully vested in their account balances under the Seller 401(k) Plan, and shall make or cause to be made to the Seller 401(k) Plan all employer contributions that would have been made on behalf of such employees had the transactions contemplated hereby not occurred, regardless of any service or end of year employment requirements, but prorated for the portion of the plan year that ends on the Closing Date. Seller shall not, to the extent permitted by applicable Law and the terms of the Seller 401(k) Plan, place any Transferred Employee’s Seller 401(k) Plan loan into default on or after Closing. To the extent permitted by applicable Law, prior to Closing, Buyer shall use commercially reasonable efforts to cause the trustee of a defined contribution plan of Buyer or its Affiliates, if requested to do so by a Transferred Employee, to accept a direct “rollover” of all or a portion of such Transferred Employee’s distribution (including plan loans) from the Seller 401(k) Plan.

(e) Seller shall be solely responsible and retain any and all Liabilities and obligations under the Seller Benefit Plans, including all Liabilities with respect to health and other welfare benefit claims incurred by the Transferred Employees (or their dependents, spouses, or beneficiaries) prior to the Transfer Date and all Liabilities under COBRA with respect to any Business Employees for whom a “qualifying event” within the meaning of Section 4980B(f) of the Code occurs on or prior to the Transfer Date.

(f) The provisions of this Section 6.9 are solely for the benefit of the parties hereto, and shall not confer upon any Person any third-party beneficiary rights. Nothing contained in this Section 6.9, whether express or implied: (i) shall be treated as establishing, amending or modifying for any purpose any Seller Benefit Plan or Buyer Plan; (ii) shall alter or limit the ability of Buyer, the Company, or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them; or (iii) is intended to confer upon any current or former employee or any other Person any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

6.10 Tax Matters.

(a) Transfer Taxes. All Transfer Taxes shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller. Buyer shall procure any stock transfer stamps required by any Transfer Tax, and timely file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. If required by Law, Seller agrees to join in the execution of any such Tax Returns or other documentation required to be filed by Buyer pursuant to this Section 6.10(a).

(b) Statements. On or prior to the Closing Date, the Company or Seller shall furnish to Buyer a statement or statements reasonably satisfactory to Buyer in form and substance, permitting the Final Purchase Price to be paid without withholding under Section 1445 of the Code; provided, however, that in the event that the Company or Seller (as applicable) fails to furnish such statement or statements, Buyer’s exclusive remedy shall be to withhold to the extent required under Section 1445 of the Code and the Treasury Regulations promulgated thereunder.

(c) Cooperation. Following the Closing, Buyer and the Company shall cooperate with and make available to the other parties, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing that are necessary or useful in connection with the preparation of any Tax Returns and any Tax inquiry, audit, investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose. Following the Closing, Buyer shall cause the Company to retain all applicable Tax Returns, books and records, and workpapers attributable to taxable periods ending on or before the Closing Date for a period of at least seven (7) years following the Closing Date.

6.11 No Negotiations. Seller agrees that between the date hereof and the Closing, or the earlier valid termination of this Agreement in accordance with its terms, Seller shall not, and shall cause the Company and their Affiliates and representatives not to, directly or indirectly (a) solicit, knowingly encourage or initiate the submission of proposals or offers from, (b) provide any confidential information to, or (c) participate in discussions or negotiations or enter into any agreement with, any Person (other than Buyer and its Affiliates) concerning the sale of the Company or material assets thereof to any Person.

6.12 Third Party Consents. Each of Seller, the Company and Buyer shall use its commercially reasonable efforts to obtain at the earliest practicable date the consents and approvals set forth on Schedule 6.12; provided, however, that except for filing fees in connection with the filings contemplated in Section 6.3, no party shall be obligated to pay any consideration to, incur any liability from, commence any litigation with, or offer or grant any accommodation (financial or otherwise) to, any third party from whom consent or approval is requested.

6.13 Non-Solicit.

(a) From the Closing until the second (2nd) anniversary of the Closing Date, Seller will not, and will cause WS Holdings and its Subsidiaries not to, individually, jointly or as a shareholder, partner, joint venturer, agent, equity owner or in any capacity whatsoever, (i) engage or participate in any effort or act to induce, assist, or advise any customers, vendors, suppliers or contractors of the Company to take any action that is intended to interfere with the Company or the Business, including the solicitation of said customers, vendors, or suppliers for business, seeking to cause them to cease doing business, assisting in soliciting a servicing customer, assisting or advising said customer, vendors, or suppliers of such actions, or in any way to adversely alter their association with the Company, or (ii) solicit, employ, retain as a consultant, interfere with or attempt to entice away from the Company any Transferred Employee; provided, however, that any public advertisement or general solicitation (or hiring as a result thereof), in each case not specifically targeted at the Transferred Employees, shall not be a breach of this Section 6.13(a). Notwithstanding anything to the contrary contained herein, in the event of an alleged breach or violation of this Section 6.13(a), the restricted period set forth in the first sentence of this Section 6.13(a) shall be tolled until such alleged breach or violation is resolved; provided, that if any such Person is found to have not violated this Section 6.13(a), then such restricted period shall not be deemed to have been so tolled. Seller acknowledges and agrees that (A) the agreements and covenants contained in this Section 6.13(a) are (x) reasonable and valid in geographical and temporal scope and in all other respects, and (y) essential to protect the value of the Business and assets of the Company and (B) Seller has obtained knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company and to the substantial detriment of the Company. Seller also acknowledges that Buyer has agreed to purchase the Units in reliance on the covenants made by Seller in this Section 6.13(a) and that Buyer would not have agreed to purchase the Units in the absence of the covenants made by Seller in this Section 6.13(a). If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 6.13(a) unenforceable, the other provisions of this Section 6.13(a) shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

(b) From the Closing until the second (2nd) anniversary of the Closing Date, Buyer and the Company will not, and will cause their respective Subsidiaries not to, individually, jointly or as a shareholder, partner, joint venturer, agent, equity owner or in any capacity whatsoever, solicit, employ, retain as a consultant, interfere with or attempt to entice away from WS Holdings or its Subsidiaries any employee thereof; provided, however, that any public advertisement or general solicitation (or hiring as a result thereof), in each case not specifically targeted at such employees, shall not be a breach of this Section 6.13(b). Notwithstanding anything to the contrary contained herein, in the event of an alleged breach or violation of this Section 6.13(b), the restricted period set forth in the first sentence of this Section 6.13(b) shall be tolled until such alleged breach or violation is resolved; provided, that if any such Person is found to have not violated this Section 6.13(b), then such restricted period shall not be deemed to have been so tolled. Buyer acknowledges and agrees that (A) the agreements and covenants contained in this Section 6.13(b) are (x) reasonable and valid in geographical and temporal scope and in all other respects, and (y) essential to protect the value of the business and assets of WS Holdings and its Subsidiaries and (B) Buyer has obtained knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of

WS Holdings and its Subsidiaries and to the substantial detriment of WS Holdings and its Subsidiaries. Buyer also acknowledges that Seller has agreed to sell the Units in reliance on the covenants made by Buyer in this Section 6.13(b) and that Seller would not have agreed to sell the Units in the absence of the covenants made by Buyer in this Section 6.13(b). If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 6.13(b) unenforceable, the other provisions of this Section 6.13(b) shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

6.14 Affiliate Agreements. Prior to the Closing, Seller shall, and shall cause the Company to, take such action as may be necessary so that, effective as of the Closing, all (a) Franchise Agreements with each Subsidiary of Seller and (b) the other Affiliate Agreements set forth on Schedule 4.20 (collectively, the “Terminated Affiliate Agreements”), in each case including any Liabilities and obligations of the Company, on the one hand, and Seller, their owners and each of their Affiliates (other than the Company) on the other hand, shall be terminated in their entirety effective as of the Closing without any Liability to Buyer or the Company and without further actions by the parties and thereby be deemed cancelled and discharged in their entirety irrespective of any contrary terms in any such Affiliate Agreement, in each case, other than any indemnities or similar rights that may be applicable to the parties thereto.

6.15 Use of Name. Following the Closing, Seller shall not use, or permit any of its Affiliates to use, the “WoodSpring” or “ValuePlace” name or any name confusingly similar thereto or derivative thereof and shall change all corporate names incorporating the “WoodSpring” or “ValuePlace” name or any name confusingly similar thereto within forty-five (45) days after the Closing. As of the Closing, Seller shall, and shall cause each of its Affiliates to, cease to use any Intellectual Property owned by the Company, unless licensed to Seller or its Affiliates pursuant to the Transition Services Agreement or a Franchise Agreement.

6.16 Pre-Closing Transactions. Prior to the Closing Date, Seller shall, and shall cause the Company to, take or cause to be taken, all actions required to sell, distribute, transfer, convey and deliver to Seller or any Affiliate thereof (other than the Company) the assets, employees and the liabilities of the Company set forth on Schedule 6.16-A (the “Excluded Assets and Liabilities”). Prior to the Closing Date, Seller shall, and shall cause its Affiliates to, take or cause to be taken, all actions required to sell, distribute, transfer, convey and deliver to the Company any and all assets exclusively required for the conduct of the Business as it is presently being conducted and as it is proposed to be conducted (including those set forth on Schedule 6.16-B, the “Included Assets”). Prior to the Closing Date, Seller shall, and shall cause its Affiliates (including the Company) to, execute, acknowledge, and deliver all conveyances, notices, assumptions and such other instruments (each in form and substance reasonably satisfactory to Buyer), and shall take, or cause to be taken, such further actions as may be necessary or appropriate to complete the transactions contemplated by this Section 6.16 (the “Pre-Closing Transactions”) prior to the Closing Date and without any ongoing liability or obligation of the Company. For the avoidance of doubt, none of the Excluded Assets and Excluded Liabilities shall be recorded, reflected or otherwise provided for in the Estimated

Closing Statement or any amounts contained therein. In the event that any (a) Excluded Assets and Liabilities remain in possession of the Company following the Closing or (b) Included Assets have not been transferred to the Company as of the Closing, each of the parties shall cooperate to as promptly as practicable assign and transfer such Excluded Assets and Liabilities or Included Assets, as applicable, to the appropriate party. In the event that following the Closing, either Party receives mail, packages or other communications properly belonging to the other Party, such receiving Party shall promptly deliver such mail, packages or other communications (or, in the event the same also relates to the business of the receiving Party, copies thereof) to such other Party. The provisions of this Section 6.16 are not intended to, and shall not, be deemed to constitute an authorization by any Party to permit any other Party to accept service of process on its behalf and no Party is or shall be deemed to be the agent of another Party for service of process purposes. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Included Asset, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto, would constitute a breach or default thereof, would result in a violation of the rights of any such third party, would be ineffective, or would in any way adversely affect the rights of Seller, its Affiliates, Buyer or the Company thereunder. If such consent (a “Deferred Consent”) is not obtained, then (a) the Included Asset to which such Deferred Consent relates (a “Deferred Item” and any such deferred Contract or lease, a “Deferred Contract”) shall not be assigned or transferred pursuant to this Agreement without any reduction in the Purchase Price as a result thereof, (b) from and after the Closing, Seller and Buyer will cooperate, in all commercially reasonable respects, to obtain such Deferred Consent as soon as practicable after the Closing, provided that neither the Seller or its Affiliates nor Buyer shall be required to make any payments or agree to any material undertakings in connection therewith, and (c) until such Deferred Consent is obtained, Seller and Buyer shall cooperate, in all commercially reasonable respects, in any lawful and commercially reasonable arrangement reasonably proposed by Buyer under which (i) the Company would obtain (without infringing upon the legal rights of any third party) the economic claims, rights and benefits (net of the amount of any related Tax costs and any other Liabilities imposed on the Seller or any of its Affiliates under the Deferred Item) and (ii) the Company would assume any related economic burden with respect to the Deferred Item that arises after the Closing Date.

6.17 Financial Information. On or prior to the Closing Date, Seller shall provide Buyer with such financial information as is requested and needed by Buyer to allow Buyer (or its ultimate parent company) to comply with applicable Laws promulgated by the Securities and Exchange Commission, including such financial information as is required for Buyer (or its ultimate parent company) to comply with Regulation S-X and GAAP.

6.18 Events During Executory Period. In no event shall a matter that first arises between the date of this Agreement and the Closing Date and results in a failure of a representation or warranty of Seller or the Company contained in this Agreement be deemed to be Fraud with respect to the failure of such representation or warranty solely on the grounds that neither Seller nor the Company are permitted to update the Disclosure Schedules pursuant to this Agreement.

6.19 Seller Capitalization. Until the final determination of the Final Purchase Price and payment required to be made by the Seller to Buyer in accordance with Section 1.6(d) or Section 6.20, Seller shall have adequate liquidity so that Seller, if necessary, can make any such payments to Buyer pursuant to Section 1.6(d) or Section 6.20.

6.20 Retained Payables. From and after the Closing, in the event that any Retained Payable becomes payable by Seller or one of its Affiliates, Seller shall provide to Buyer a copy of the underlying invoice in respect of each such Retained Payable. Buyer shall, or shall cause the Company, to either (i) promptly pay such invoice directly (and provide reasonable evidence of such payment to Seller) or (ii) pay to Seller the amount set forth in such invoice (and in the case of this clause (ii), Seller shall promptly pay such invoice and provide reasonable evidence of such payment to Buyer.

6.21 IP Matters. Seller shall use commercially reasonable efforts, in each case, on or prior to the Closing Date, to (a) record change of name filings with the applicable Governmental Body for each of the trademark and design registrations listed on Schedule 6.21-A so that such registrations reflect ownership under the Company’s current name, (b) record with the United States Patent and Trademark Office a release of the security interest held by Equity Bank on each of the trademark registrations listed on Schedule 6.21-B, and (c) change the registrant information with the applicable domain name registrar for each of the domain names listed on Schedule 6.21-C to reflect registration in the Company’s current name.

ARTICLE 7

CONDITIONS TO CLOSING

7.1 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the Closing is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Buyer in whole or in part to the extent permitted by applicable Law):

(a) (i) the representations and warranties of Seller and the Company set forth in this Agreement (other than the Fundamental Representations and the representation and warranty set forth in clause (a) of Section 4.22) shall be true and correct at and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such date) (without giving effect to any materiality or Material Adverse Effect qualifications contained therein), except for such failures to be true and correct which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; and (ii) the Fundamental Representations and the representation and warranty set forth in clause (a) of Section 4.22 shall be true and correct in all respects, at and as of the Closing Date as though made on the Closing Date (except to the extent such representations relate to an earlier date, in which case such representations shall be true and correct in all respects, on and as of such date);

(b) the Company and Seller shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date;

(c) the Company shall have delivered to Buyer a certificate, dated the Closing Date and signed by an authorized officer of the Company, as to the fulfillment of the conditions set forth in Section 7.1(a) and Section 7.1(b) with respect to the Company;

(d) Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed by an authorized officer of Seller, as to the fulfillment of the conditions set forth in Section 7.1(a) and Section 7.1(b) with respect to Seller;

(e) Buyer shall have received the items required to be delivered by Buyer pursuant to Section 1.5;

(f) there shall not be in effect any Law or Order restraining, enjoining or otherwise prohibiting the consummation of the Transaction;

(g) the waiting period, together with any extensions thereof, applicable to the Transaction under the HSR Act shall have expired or early termination shall have been granted;

(h) the Property Transaction shall have been consummated or closed into escrow contemporaneously with or prior to the Closing; and

(i) no Material Adverse Effect shall have occurred and be continuing as of immediately prior to the Closing.

7.2 Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the Closing is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):

(a) The representations and warranties of Buyer set forth in this Agreement shall be true and correct at and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date); provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of any inaccuracies of such representation and warranties would be reasonably likely to have a material adverse effect on Buyer’s ability to consummate the Transaction;

(b) Buyer shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date;

(c) Buyer shall have delivered to Seller a certificate, dated the Closing Date and signed by an authorized officer of Buyer, as to the fulfillment of the conditions set forth in Section 7.2(a) and Section 7.2(b);

(d) Seller shall have received the items and wire transfers required to be delivered to Seller pursuant to Section 1.5;

(e) there shall not be in effect any Law or Order restraining, enjoining or otherwise prohibiting the consummation of the Transaction;

(f) the waiting period, together with any extensions thereof, applicable to the Transaction under the HSR Act shall have expired or early termination shall have been granted; and

(g) the Property Transaction shall have been consummated or closed into escrow contemporaneously with or prior to the Closing.

7.3 Frustration of Closing Conditions. Neither Seller nor Buyer may rely on the failure of any condition set forth in Section 7.1 or Section 7.2, as the case may be, if such failure was primarily caused by such party’s failure to comply with any provision of this Agreement (including, for the avoidance of doubt, a party’s failure to comply with any provision of this Agreement that results in a failure of the condition set forth in Section 7.1(g) or Section 7.2(f) of the Property Transaction Agreement).

ARTICLE 8

MISCELLANEOUS

8.1 Survival. The agreements in Article 1 and this Article 8 and Section 6.5, Section 6.6, Section 6.7, Section 6.8, Section 6.9, Section 6.10, Section 6.13, Section 6.15, Section 6.16, Section 6.18, Section 6.19 and Section 6.20 of this Agreement shall survive the Closing. Subject to Section 2.3(a), the remainder of the representations, warranties, covenants and agreements in this Agreement or in any schedule, exhibit, instrument or other document pursuant to this Agreement shall terminate at the earlier of the Closing or the time of termination of this Agreement pursuant to Section 2.1, and thereafter none of the parties hereto or any of their Affiliates or any of their respective managers, officers, directors, employees, advisors, consultants, agents or representatives shall have any liability whatsoever with respect to any such representation, warranty, covenant or agreement, except as provided in Section 2.3(a), and no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto against Seller or any of its Affiliates, or any of its or their respective officers, directors, employees, agents, representatives, successors and permitted assigns (the “Seller Group”), and there will be no liability in respect thereof, whether such liability has accrued prior to, on or after the Closing, on the part of Seller, the Company or any other member of the Seller Group. The provisions of this Section 8.1 will not, however, prevent or limit a cause of action (i) under Section 8.2 to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and (ii) under Section 1.6 to enforce any decision or determination of the Valuation Firm. Notwithstanding the foregoing or anything herein to the contrary, nothing herein shall operate to limit the liability of any Person for Fraud.

8.2 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any Transaction Document are not performed in accordance with their specific terms or are otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement.

It is accordingly agreed that, in addition to any other applicable remedies at law or equity, the parties and the third party beneficiaries of this Agreement shall be entitled to an injunction or injunctions, without proof of damages, to prevent breaches of this Agreement or any Transaction Document and to enforce specifically the terms and provisions of this Agreement and any Transaction Document. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other party has an adequate remedy at law. In no event shall the exercise of the Company’s right to seek specific performance pursuant to this Section 8.2 reduce, restrict or otherwise limit Seller’s right to terminate this Agreement pursuant to Section 2.1 or pursue all applicable remedies at law, including seeking money damages. In any action for specific performance, each of the parties hereto hereby waives (i) any defense that a remedy at law would be adequate and (ii) any requirement under any law to post a bond or other security as a prerequisite to obtaining equitable relief.

8.3 Expenses. Except as otherwise provided in this Agreement, each of the Company, Seller and Buyer shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each Transaction Document and the consummation of the transactions contemplated hereby and thereby.

8.4 Governing Law. This Agreement and/or the other Transaction Documents and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement and/or the other Transaction Documents or the negotiation, execution or performance of this Agreement and/or the other Transaction Documents (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement and/or the other Transaction Documents or as an inducement to enter into this Agreement and/or the Transaction Documents), shall be governed by and construed in accordance with the internal Laws of the State of Delaware, including its statutes of limitations, without giving effect to the conflict of laws principles thereof that might require the application of the laws of another jurisdiction.

8.5 Jurisdiction; Consent to Service of Process. All claims, actions and proceedings (whether in contract, tort or statute) based upon, arising out of or relating to this Agreement and/or the other Transaction Documents or the negotiation, execution or performance of this Agreement and/or the other Transaction Documents (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement and/or the other Transaction Documents or as an inducement to enter into this Agreement and/or the Transaction Documents) shall be heard and determined in any state or federal court sitting in the Court of Chancery of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding, and any judgment of such courts may be enforced in any other jurisdictions by suit on the judgment or by any other manner provided by Law. The consents to jurisdiction set forth in this Section 8.5 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 8.5 and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by applicable Law.

8.6 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTION WHETHER ARISING IN CONTRACT, IN TORT, BY STATUTE OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LEGAL PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

8.7 Entire Agreement. This Agreement (including the Disclosure Schedule and exhibits hereto), the Transaction Documents, and the Confidentiality Agreement represent the entire understanding and agreement among the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior and contemporaneous agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (whether written or oral and including any letter of intent or other similar preliminary documents) between the parties with respect to such subject matter (other than the Confidentiality Agreement). The parties hereto have voluntarily agreed to define their rights, liabilities and obligations with respect to the Transaction exclusively in contract pursuant to the express terms and provisions of this Agreement, the Transaction Documents and any other executed agreement entered into by the parties hereto in connection with the transactions contemplated hereby, and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement, the Transaction Documents, and any other executed agreement entered into by the parties hereto in connection with the transactions contemplated hereby. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and all parties specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the Transaction shall be those remedies available at law or in equity for breach of contract against the parties to this Agreement only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement), and the parties hereby agree that no party hereto shall have any remedies or causes of action (whether in contract, tort or otherwise) for any statements, communications, disclosures, failures to disclose, or representations or warranties not explicitly set forth in this Agreement. The parties agree that the representations and warranties contained herein are for contractual risk allocation purposes only.

8.8 Amendments and Waivers. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

8.9 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when transmitted by electronic mail if the sender on the same day sends a confirming copy of such notice by a recognized overnight carrier (charges prepaid), or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and e-mail addresses (or to such other address or e-mail address as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller or the Company (before the Closing), to:

8621 East 21st Street North, Suite 250

Wichita, Kansas 67206

E-mail: gdelapp@woodspring.com

Attn: Gary DeLapp, President and Chief Executive Officer

and

c/o Lindsay Goldberg LLC

630 Fifth Avenue, 30th Floor

New York, New York 10111

Email: Triedman@lindsaygoldbergllc.com

Attention: J. Russell Triedman

With copies (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

Email: gdwest@weil.com

Attention: Glenn D. West, Esq.

and

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Email: michael.lubowitz@weil.com

Attention: Michael Lubowitz, Esq.

If to Buyer or the Company (after the Closing), to:

1 Choice Hotels Circle

Rockville, Maryland 20850

Facsimile: (301)592-6783

E-mail: simone.wu@choicehotels.com

Attention: Simone Wu

With a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Facsimile: (212) 728-8111

E-mail: aturteltaub@willkie.com

Attention: Adam M. Turteltaub

8.10 Severability. If any term or provision of this Agreement is adjudicated by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any party. Upon any such adjudication that any term or provision hereof is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transaction is consummated as originally contemplated to the greatest extent possible.

8.11 Binding Effect; Third-Party Beneficiaries; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement except as contemplated by Section 6.6, Section 8.13, Section 8.14, Section 8.16, Section 8.17 and this Section 8.11. No assignment of this Agreement or of any rights or obligations hereunder may be made by any of the parties, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided that Buyer may, without consent of any other party hereto (a) assign all or any portion of its rights hereunder to one or more of its Affiliates; (b) grant any of its or its Affiliates’ lenders a security interest in any or all of its rights hereunder and such lenders will have the right to enforce all rights of Buyer under this Agreement (or otherwise make a collateral assignment to such lenders); or (c) assign all or any portion of its rights hereunder to any purchaser or successor of Buyer (in each case, whether by merger, purchase of capital stock, purchase of assets or otherwise). No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.

8.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by facsimile, by electronic mail in “portable document format” (“.pdf”) form, or any other electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.

8.13 Non-Recourse. All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto. No Person who is not a named party to this Agreement, including any director, officer, employee, incorporator, member, manager, partner, stockholder, Affiliate, agent, attorney or representative of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution; and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates; provided, that nothing in this Section 8.13 shall limit the liability of any Person for Fraud.

8.14 Provision With Respect to Legal Representation. Buyer and the Company hereby agree, on their own behalf and on behalf of their directors, members, managers, officers, employees and Affiliates, and each of their successors and assigns (all such parties, the “Waiving Parties”), that Weil, Gotshal & Manges LLP (“Weil”) (or any of its successors) may represent Seller or any director, member, manager, partner, officer, employee or Affiliate of Seller, in each case in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement, any ancillary documents hereto or the transactions contemplated hereby or thereby notwithstanding its representation (or any continued representation) of the Company, and each of Buyer and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any actual or potential conflict of interest or any objection arising therefrom or relating thereto. Buyer and the Company acknowledge that the foregoing provision applies whether or not Weil provides legal services to the Company after the Closing Date. Each of Buyer and the Company, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications between the Company and Seller and their counsel, including Weil, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any ancillary documents hereto or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications (the “Privileged Communications”) and that ownership of privilege with respect thereto does not pass to the Company notwithstanding the consummation of the transactions contemplated by this Agreement, and instead remains with and is controlled by Seller; provided, that nothing contained herein shall be deemed to be a waiver by Buyer or any of its Affiliates (including, after the Closing, the Company and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party. Buyer and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of the Company or otherwise, in any action against or involving any of the parties after the Closing to the extent such Privileged Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party; and Buyer and the Company agree not to assert that the privilege has been waived as to the Privileged Communication that may be located in the records or email server of the Company. The parties hereto hereby agree that nothing herein is intended or should be construed as a waiver of any privileges or protections that can or may be asserted to prevent disclosure of any Privileged Communications to any third party.

8.15 Exhibits and Schedules. For purposes of the representations and warranties of the Company contained herein, disclosure in any section of the Disclosure Schedule of any facts or circumstances shall be deemed to be a response and disclosure of such facts or circumstances with respect to all representations or warranties by such entities calling for disclosure of such information, if it is reasonably apparent from a disclosure item or the documentation referenced that another disclosure section is also applicable. The disclosure of any matter or item in any Schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed. The inclusion of any matter, information or item in any section of the Disclosure Schedule shall not be deemed to constitute an admission of any Liability by the Company to any third party or otherwise imply that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.

8.16 Buyer Release. Effective as of the Closing Date, except for (a) any rights or obligations under this Agreement or the other Transaction Documents, and (b) the ability to terminate any employee or other service provider of the Company following the Closing, each of Buyer and the Company on behalf of itself and each of its Subsidiaries and Affiliates and each of its and their respective current and former officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Buyer Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Seller, its Affiliates and each of its and their respective current and former officers, directors, employees, partners, managers, members, advisors, financial advisors, lenders, successors and assigns (collectively, the “Seller Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity which the Buyer Releasing Parties may have against each of the Seller Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to any of the Seller Released Parties in their capacity as a direct or indirect equityholder, officer, director, employee, partner, manager, or member of the Company on or prior to the Closing Date (collectively, the “Buyer Released

Claims”). Each Buyer Releasing Party further agrees that it shall not, nor permit any Affiliate to, (i) institute any Legal Proceeding based upon, arising out of, or relating to any of the Buyer Released Claims, (ii) participate, assist or cooperate in any such Legal Proceeding or (iii) encourage, assist and/or solicit any third party to institute any such Legal Proceeding.

8.17 Seller Release. Effective as of the Closing Date, except for (a) any rights or obligations under this Agreement or the other Transaction Documents (including, for the avoidance of doubt, the obligation to pay the Retained Payables), (b) accrued but unpaid compensation, perquisites or other benefits due to an employee of, or vendor or independent contractor to, the Seller Released Parties by the Company, or (c) any rights of any of the Seller Released Parties to indemnification or exculpation by the Company, Seller, on behalf of itself and each of its Subsidiaries and each of its and their respective current and former officers, directors, employees, partners, members, advisors, equityholders, successors and assigns (collectively, the “Seller Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Buyer, the Company, their respective Affiliates and each of their and such Affiliates’ respective current and former officers, directors, employees, partners, managers, members, advisors, financial advisors, lenders, successors and assigns (collectively, the “Buyer Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity which the Seller Releasing Parties may have against each of the Buyer Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to actions of Buyer Released Parties on or prior to the Closing Date (collectively, the “Seller Released Claims”). Each Seller Releasing Party further agrees that it shall not, nor permit any Affiliate to, (i) institute any Legal Proceeding based upon, arising out of, or relating to any of the Seller Released Claims, (ii) participate, assist or cooperate in any such Legal Proceeding or (iii) encourage, assist and/or solicit any third party to institute any such Legal Proceeding.

ARTICLE 9

DEFINITIONS

9.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 9.1:

“Accounting Methodology” means (a) the accounting principles, methods and practices utilized in preparing the Annual Financial Statements and the sample calculation of Net Working Capital as of August 31, 2017 set forth on Exhibit A, using consistent estimation methodologies and judgments and with consistent classifications used in such Annual Financial Statements and Exhibit A; (b) to the extent supplemental guidance is required, the Balance Sheet and related statement of operations; (c) to the extent supplemental guidance is required, GAAP, and (d) calculations based exclusively on the facts and circumstances as they exist as of the close of business on the day immediately preceding the Closing Date and excluding (i) the effects of any event, act, change in circumstances or similar development arising or occurring thereafter (including on the Closing Date) and any action of Buyer, the Company or any of their Affiliates after the Closing and (ii) any purchase accounting or other adjustment arising out of the consummation of the Transaction.

“Accounts Receivable” has the meaning set forth in Section 4.6(d).

“Additional Employee” means any employee of Seller or its Affiliates identified by the Parties in accordance with Section 6.1(b).

“Adjustment Escrow Amount” means an amount equal to $500,000.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” has the meaning set forth in Section 1.7.

“Annual Financial Statements” has the meaning set forth in Section 4.6(a).

“Anticorruption Laws” has the meaning set forth in Section 4.24(a).

“Anti-Money Laundering Laws” has the meaning set forth in Section 4.25.

“Assets” has the meaning set forth in Section 4.10.

“Audit Expenses” means (a) $150,000 plus (b) the documented third-party costs and expenses incurred by Seller or the Company, or their Affiliates with respect to any financial information required by Buyer or its Affiliates pursuant to Section 6.17; provided that in no event shall the aggregate Audit Expenses exceed $180,000.

“Balance Sheet” means the unaudited balance sheet of the Company as of August 31, 2017.

“Balance Sheet Date” means August 31, 2017.

“Burdensome Condition” means any condition, qualification, limitation, restriction or requirement that, individually or in the aggregate, is or would reasonably be expected to be material to the financial condition, results of operations, or business of the (x) Company or (y) Buyer (assuming for this purpose that Buyer and its Affiliates collectively are the size of and possess the financial resources equal to those of the Company).

“Business” means collectively, the businesses licensing Franchisees to develop or operate Franchised Businesses and supporting the marketing and other aspects of such Franchised Business as currently conducted by the Company, Seller and WS Holdings and its Subsidiaries.

“Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close.

“Business Employees” has the meaning set forth in Section 4.14(a).

“Buyer” has the meaning set forth in the Preamble.

“Buyer Documents” has the meaning set forth in Section 5.2.

“Buyer Plans” has the meaning set forth in Section 6.9(b).

“Buyer Released Claims” has the meaning set forth in Section 8.16.

“Buyer Released Parties” has the meaning set forth in Section 8.16.

“Buyer Releasing Parties” has the meaning set forth in Section 8.16.

“Cash and Cash Equivalents” means all cash and cash equivalents (other than Excluded Cash) as determined in accordance with the Accounting Methodology (including marketable securities, short term investments, and the amounts of any received but uncleared checks, drafts and wires and reduced by the amounts of any issued but uncleared checks, drafts and wires).

“Claim” has the meaning set forth in Section 6.6(f).

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Closing Statement” has the meaning set forth in Section 1.6(b).

“COBRA” refers to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Contracts” has the meaning set forth in Section 4.12(a).

“Company Documents” has the meaning set forth in Section 4.2.

“Company Franchise Agreement” has the meaning set forth in Section 4.19(a).

“Company Intellectual Property” means all Intellectual Property used in or necessary for the conduct of the Business, or owned or held for use by the Company.

“Company Owned Intellectual Property” has the meaning set forth in Section 4.11(a).

“Competition Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state, local or non-United States statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Computer Systems” has the meaning set forth in Section 4.11(g).

“Confidentiality Agreement” means that Confidentiality Agreement, dated July 13, 2017, by and between WS Holdings and Buyer.

“Contract” means any written or oral contract, indenture, mortgage, note, bond, lease, commitment or other legally binding agreement (including any amendment or other modification thereto).

“Data Protection Laws” means any and all Laws in the United States that apply to the collection, storage or use, disclosure, retention, or destruction of Personal Data.

“Designated Business Employee” means each Business Employee or any other employee of Seller or its Affiliates whose name is set forth on Schedule 9.1.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction, including without limitation Crimea, Cuba, Iran, Sudan and Syria.

“Disclosure Schedule” has the meaning set forth in Article 4.

“Divestiture” has the meaning set forth in Section 6.3(d)(i).

“Environmental Laws” means all applicable Laws concerning pollution or protection of the environment, as such Laws are enacted an in effect on or prior to the Closing Date.

“Environmental License” means any permit, license, authorization, consent or similar approval required by or necessary to comply with Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company, or that is, or was at the relevant time, a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means an escrow agreement among Seller, Buyer and the Escrow Agent, in substantially the form attached hereto as Exhibit C.

“Estimated Audit Expenses” has the meaning set forth in Section 1.5(a).

“Estimated Cash” has the meaning set forth in Section 1.5(a).

“Estimated Closing Statement” has the meaning set forth in Section 1.6(a).

“Estimated Indebtedness” has the meaning set forth in Section 1.5(a).

“Estimated Net Working Capital” has the meaning set forth in Section 1.5(a).

“Estimated Purchase Price” has the meaning set forth in Section 1.5(a).

“Estimated Transaction Expenses” has the meaning set forth in Section 1.5(a).

“Excess Amount” has the meaning set forth in Section 1.6(d)(ii).

“Excluded Cash” means (i) restricted cash or cash equivalents (including escrow deposits), (ii) cash or cash equivalents held in a bank account outside the United States, and (iii) security deposits.

“Final Closing Statement” has the meaning set forth in Section 1.6(c)(v).

“FCPA” has the meaning set forth in Section 4.24.

“FDD” means any franchise disclosure document used by the Company in connection with the Business.

“Final Purchase Price” has the meaning set forth in Section 1.6(c)(v).

“Financial Statements” has the meaning set forth in Section 4.6(a).

“Franchise Agreement” means any written franchise agreement, area development agreement, license agreement, or similar arrangement licensing or granting contractual licensing rights with respect to, a Franchisee to develop or operate a Franchised Business.

“Franchisee” means any Person, other than the Company or its Affiliates, that is a party to a Franchise Agreement.

“Franchised Business” means any business developed or operated pursuant to a Franchise Agreement under any trademark, trade name, service mark, service name, brand, trade dress, logo or other proprietary right that is part of the Company Owned Intellectual Property or Company Intellectual Property.

“Fraud” means, with respect to any Person, such Person intentionally making, or causing to be made, a statement of fact in the express representations and warranties set forth in this Agreement or the certificates delivered pursuant to Section 7.1(c) and (d) of this Agreement, with the intent to deceive or mislead another party to this Agreement, when such Person intentionally making, or causing to be made, such statement has actual personal knowledge that such statement of fact is untrue.

“Fundamental Representations” means the representations and warranties contained in Section 3.1 (Organization and Good Standing), Section 3.2 (Authorization of Agreement), Section 3.3 (Units), Section 3.6 (Financial Advisors), Section 4.1 (Organization and Good Standing), Section 4.2 (Authorization of Agreement), Section 4.4 (Capitalization) and Section 4.18 (Financial Advisors).

“GAAP” means United States generally accepted accounting principles and practices as promulgated by the Financial Accounting Standards Board, or its predecessors or successors, as of the date of the financial statement or other matter to which such term refers.

“Governmental Antitrust Entity” means any Governmental Body with regulatory jurisdiction over enforcement of any applicable Competition Law.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator.

“Government Official” means any officer, director, or employee of any Governmental Body. Without limiting the foregoing, “Government Official” includes any government officer, director, or employee, any officer, director or employee of any government-controlled entity or public international organization, any officer, director or employee of a government-owned or -controlled (in whole or in part) business, corporation, organization or entity, any Person acting in an official capacity for or on behalf of any Governmental Body or any political party, party official or candidate for public office.

“Hazardous Material” means any substance, material or waste that is defined or regulated as “hazardous,” or “toxic,” or as a “pollutant,” or a “contaminant” under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to the Company, without duplication, and as determined in accordance with the Accounting Methodology, (i) the amount of principal of, accrued interest in respect of and any other amounts payable with respect to (x) indebtedness for money borrowed and (y) indebtedness evidenced by notes, debentures, bonds or other similar instruments, for the payment of which such Person is responsible or liable, (ii) letters of credit issued for the account of the Company (but only to the extent drawn upon and for which a reimbursement obligation is due and payable), (iii) all obligations or liabilities of the Company in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which are, and to the extent, required to be classified and accounted for under the Accounting Methodology as capital leases, (iv) all liabilities arising out of interest rate hedges or currency swap arrangements or any other arrangements designed to provide protection against fluctuations in interest or currency rates, (v) off-balance sheet financing, including synthetic leases and project financing, (vi) all obligations or liabilities of the Company (whether incurred or assumed) for the deferred purchase price of property, assets or services (including earn-outs), (vii) conditional sale obligations of the Company under any title retention agreement, (viii) income Taxes payable, (ix) all unfunded or underfunded pension or deferred compensation obligations, and associated payroll taxes, (x) all obligations of the type referred to in clauses (i) and (ii) that are guaranteed by the Company on behalf of any Person (other than the Company), (xi) all obligations of the type referred to in clauses (i) and (ii) of any Person (other than the Company) secured by any Lien on any property or asset of the Company, (xii) any fees, penalties, premiums or other expenses, including prepayment penalties, make-whole payments and consent or breakage fees, with respect to the items in clauses (i) through (xi), and (xiii) deferred revenue in respect of application fees and development agreement deposits received in connection with potential new franchise agreements after the date hereof, net of commissions paid in connection therewith prior to Closing. Notwithstanding the foregoing, and solely for the purposes of Article I, “Indebtedness” shall not include any amounts reflected in Transaction Expenses or Net Working Capital.

“Indemnitees” has the meaning set forth in Section 6.6(a).

“Intellectual Property” means all of the following (including with respect to Technology): (a) patents and patent applications, including re-issues, continuations, divisionals, continuations-in-part, renewals or extensions, inventions, discoveries, improvements, ideas, know-how, methodology, models, algorithms, systems, processes, technology, whether patentable or not, industrial designs, and utility models; (b) copyright in writings, designs, Software, mask works or other works, applications or registrations in any jurisdiction for the foregoing; (c) trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction for the foregoing and all goodwill associated therewith; (d) trade secrets; (e) database rights and rights in data; and (f) Internet domain names and applications and registrations pertaining therefor.

“Intellectual Property Licenses” means (a) any grant by the Company to another Person of any right, permission, consent or non-assertion relating to or under any Intellectual Property (other than pursuant to a Franchise Agreement) and (b) any grant by another Person to the Company of any right, permission, consent or non-assertion relating to or under any Intellectual Property owned by a third Person.

“Interim Financial Statements” has the meaning set forth in Section 4.6(a).

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge of Gary DeLapp, David Kim, Tim Treadwell, Scott Frey, Valerie Parkes and Amy Simone, after and assuming reasonable inquiry of the employees that directly report to such individual in the scope of their employment.

“Labor Laws” means all Laws governing or concerning labor relations, unions and collective bargaining, terms and conditions of employment, employment discrimination, harassment and retaliation, wages, hours, overtime, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes, or occupational safety and health, including the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, Age Discrimination in Employment Act, Americans with Disabilities Act, Family and Medical Leave Act of 1993, WARN Act, Occupational Safety and Health Act, and all rules and regulations promulgated under such acts.

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule or regulation.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, claim, inquiry, investigation or proceeding (public or private) commenced, brought, conducted or heard before or otherwise involving a Governmental Body.

“Liability” means any debt, liability or obligation of any kind or nature whatsoever, whether direct or indirect, asserted or unasserted, matured or unmatured, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, whether or not foreseeable, and whether due or become due, whenever arising and regardless of when asserted, and including all costs and expenses relating thereto.

“Licenses” has the meaning set forth in Section 4.16(b).

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction or other similar right or other encumbrance of any nature.

“Manuals” has the meaning set forth in Section 4.19(h).

“Material Adverse Effect” means any event, act, change, effect, or circumstance that has had or would be reasonably expected to have a material and adverse effect on (a) the ability of Seller or the Company to consummate the Transaction or (b) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or may be, a Material Adverse Effect pursuant to clause (b) above: (i) the effect of any change in the United States or foreign economies or securities, financial, banking or credit markets or geopolitical conditions in general; (ii) the effect of any change (after the date hereof) that affects the industry in which the Company operates or seasonal changes in the results of operations of the Company; (iii) the effect of any change arising in connection with natural disasters or acts of nature, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions; (iv) the effect of any action or any omission to act taken by Buyer or its Affiliates with respect to the transactions contemplated hereby or with respect to the Company; (v) the effect of any action or omission to act taken by the Company as expressly contemplated by this Agreement or at the written request of Buyer, (vi) the effect of any changes in applicable Laws or accounting rules (or interpretations thereof) or any action required to be taken under any applicable Law or Order; (vii) failure of the Company to meet internal or published sales, earnings, budgets, plans, forecasts or other financial or non-financial projections or estimates (it being understood that any underlying cause(s) of such failures may be taken into consideration when determining whether a Material Adverse Effect has occurred or is reasonably likely to occur); (viii) except for the matters that are the subject of the representations and warranties set forth in Section 3.4 and 4.3, any effect resulting from the negotiation, execution, announcement, pendency or performance of this Agreement or the Property Transaction Agreement, compliance with the terms of this Agreement or the Property Transaction Agreement or the consummation of the transactions contemplated by this Agreement or the Property Transaction Agreement or any communication by Buyer or any of its Affiliates or Property Buyer or any of its Affiliates of their plans or intentions with respect to the Business, including losses of employees, customers, suppliers, distributors, franchisees, licensors, licensees or others having relationships with the Company; or (ix) any breach by Buyer of its obligations under this Agreement; provided, that in the case of clauses (i), (ii), (iii), and (v), such effect shall only be disregarded and not taken into account in determining whether a Material Adverse Effect has occurred or is reasonably likely to occur to the extent that such effect does not have a disproportionate impact on the Company relative to other participants in the industry in which the Company operates.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA.

“Net Working Capital” means an aggregate amount equal to the value of (a) the current assets of the Company, minus the value of (b) the current liabilities of the Company (excluding any asset or liability accounts explicitly identified as being removed from the calculation of Net Working Capital on Exhibit A) and, in each case, as determined in accordance with the Accounting Methodology. For the avoidance of doubt, “Net Working Capital” shall not include any income Tax assets, income Tax liabilities and amounts reflected in Cash and Cash Equivalents, Indebtedness, Transaction Expenses or Audit Expenses. Exhibit A also contains a sample calculation of Net Working Capital as of August 31, 2017 for illustrative purposes only.

“Non-Party Affiliates” has the meaning set forth in Section 8.13.

“Off-the-Shelf Licenses” means non-exclusive licenses pertaining to “off-the-shelf” commercially available Software (a) used solely for the internal use of the Company, (b) generally available pursuant to shrink-wrap or click-through license agreements on reasonable terms, and (c) for an annual license fee of no more than $100,000.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body of competent jurisdiction.

“Ordinary Course of Business” means the ordinary and usual course of business of the Company consistent with past practice.

“Outside Date” has the meaning set forth in Section 2.1(a).

“Pay-Off Letters” has the meaning set forth in Section 1.4.

“Payoff Indebtedness” means all Indebtedness for borrowed money of the Company as of the close of business on the day immediately preceding the Closing Date as set forth in the Pay-Off Letters delivered pursuant to Section 1.4.

“Permitted Exceptions” means (i) Liens for Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (ii) Liens securing debt as disclosed in the Financial Statements; (iii) Liens securing trade payables as disclosed in the Financial Statements; (iv) title of a lessor under a capital or operating lease; (v) security interest arising under bonding indemnification agreements; (vi) Liens expressly approved in writing by Buyer; and (vii) Liens arising under conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business.

“Person” means any individual, partnership, limited partnership, limited liability company, corporation, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Personal Data” has the same meaning as the term “personal data,” “personal information,” or the equivalent under applicable Data Protection Laws.

“Policies” has the meaning set forth in Section 4.21.

“Privacy Policies” has the meaning set forth in Section 4.26.

“Privileged Communications” has the meaning set forth in Section 8.14.

“Property Buyer” means BSREP II WS Hotel Holding LLC.

“Property Transaction” means Property Buyer’s acquisition, directly or indirectly, of all of the real property assets of Seller.

“Property Transaction Agreement” means that certain Unit Purchase Agreement dated as of the date hereof, by and among Property Buyer, the entities set forth on Exhibit A thereto and the other parties thereto, as amended or modified from time to time.

“Property Transaction Outside Date” means the “Outside Date” as defined in the Property Transaction Agreement.

“Purchase Price” has the meaning set forth in Section 1.2.

“Registered Intellectual Property” means any and all issued patents, pending patent applications, registered marks, pending applications for registration of marks, registered copyrights and Internet domain names owned, purported to be owned, filed or applied for by or on behalf of the Company anywhere in the world.

“Related Persons” has the meaning set forth in Section 4.20.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, migration or dumping, of any Hazardous Material through or into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata).

“Retained Payables” means those current liabilities included in Net Working Capital for which Seller or any of its Affiliates (other than the Company) is obligated to pay on behalf of the Company after Closing and which liabilities directly and exclusively relate to the Business and the underlying service to which any such liability relates directly and exclusively benefited the Business.

“Sanctions” means any sanction administered or enforced by the United States government, including without limitation the Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Schedule” means a disclosure schedule delivered pursuant to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble.

“Seller Benefit Plans” means all employee welfare benefit plans (as defined in Section 3(1) of ERISA), employee pension benefit plans (as defined in Section 3(2) of ERISA) (each, as determined without regard to whether such plan is subject to ERISA), and all bonus, equity or equity-based compensation, employee loan, stock or unit purchase, phantom, benefit, profit sharing, savings, retirement, pension, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance, post-retirement health or welfare benefit, educational, employee assistance, incentive, commission, employment, consulting, executive compensation, deferred compensation, change in control, termination, retention or severance plans, programs or agreements and other similar fringe or employee benefit plans, programs or arrangements, in each case sponsored, maintained or contributed to, or required to be contributed to, by Seller or any of its Affiliates for the benefit of any Business Employee (or their dependents, spouses, or beneficiaries); provided, however, that the term “Seller Benefit Plans” shall not include any government sponsored employee benefit plans or other compensatory or benefit arrangements required under applicable Law in jurisdictions other than the United States.

“Seller Documents” has the meaning set forth in Section 3.2.

“Seller Group” has the meaning set forth in Section 8.1.

“Seller Released Claims” has the meaning set forth in Section 8.17.

“Seller Released Parties” has the meaning set forth in Section 8.16.

“Seller Releasing Parties” has the meaning set forth in Section 8.16.

“Shortfall Amount” has the meaning set forth in Section 1.6(d)(i).

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Subsidiary” means, with respect to a Person (including the Company), any other Person of which (i) a majority of the outstanding voting securities are owned, directly or indirectly, by such Person, or (ii) such Person is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable governing body of such other Person.

“Target Net Working Capital” means $446,000.

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes or required to be filed with a Taxing Authority, in each case, including any amendments thereto.

“Taxes” means (a) all federal, state, local or foreign taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, hotel, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, assessments and charges of any kind whatsoever and (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a) or clause (b).

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration, collection or imposition of any Tax.

“Technology” means all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.

“Terminating Buyer Breach” has the meaning set forth in Section 2.1(e).

“Terminating Company Breach” has the meaning set forth in Section 2.1(d).

“Transaction” has the meaning set forth in the Recitals.

“Transaction Documents” means the Company Documents, the Seller Documents and the Buyer Documents.

“Transaction Expenses” means the aggregate amount of (a) all fees, expenses and disbursements of attorneys, lenders, investment bankers, accountants, data site managers and other professional advisors, which, in each case, have been incurred or are otherwise payable by the Company in connection with the preparation, execution and consummation of this Agreement (including in connection with any exploration of strategic alternatives or other sales processes or, to the extent not set forth in the applicable Pay-Off Letter, in connection with the Payoff Indebtedness) but have not been paid as of the Closing, (b) all brokers and finders fees incurred or otherwise payable by the Company in connection with the transactions contemplated by this Agreement (including in connection with any exploration of strategic alternatives or other sales processes) but have not been paid at Closing, (c) any sale, change of control, discretionary, retention or other similar bonuses, severance or retention payments or benefits payable to current or former employees or independent contractors of the Company (whether prior to or following the Closing) as a result of or in connection with the execution and delivery of this Agreement or the consummation of the Transaction and any severance payable after the Closing as a result of termination by the Company of any such Person’s employment prior to the Closing (regardless of whether such severance obligation is contingent on the consummation of the Transaction), in each case, that has not been paid as of the Closing (excluding, for the avoidance of doubt, any payments payable to employees or independent contractors based on actions taken by Buyer, the Company or any of their Affiliates on or after the Closing), (d) the employer portion of any applicable payroll, social security, unemployment or similar Tax required to be paid by the Company in connection with the payment of the payments described in clause (c), (e) fifty percent (50%) of the fees and reimbursements payable to the Escrow Agent under the Escrow Agreement, (f) the premium and other fees and expenses related to the D&O Tail Policy, and (g) one-third (1/3) of the cost of the R&W Policy, not to exceed $285,000; provided, however, that solely for the purposes of Article I, no fees or expenses of Buyer are included in “Transaction Expenses”; provided further, that “Transaction Expenses” shall not include any amounts reflected in Indebtedness, Net Working Capital, Audit Expenses or Retained Payables, or any fees or expenses incurred by Seller for which the Company is not obligated.

“Transition Services Agreement” means a transition services agreement entered into by and between Seller and Buyer at the Closing, in substantially the form attached as Exhibit D hereto.

“Transferred Employees” has the meaning set forth in Section 6.9.

“Transfer Taxes” means any real property transfer, sales, use, value added, stamp, documentary, recording, registration, conveyance, stock transfer, intangible property transfer, personal property transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any Taxing Authority or other Governmental Body in connection with the transactions contemplated by this Agreement, including any payments made in lieu of such Taxes, or governmental charges that become payable in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the U.S. Department of Treasury regulations promulgated under the Code, as such regulations may be amended from time to time.

“Units” has the meaning set forth in the Recitals.

“Valuation Firm” has the meaning set forth in Section 1.6(c)(ii).

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended, and any similar state or local Laws.

“Waiving Parties” has the meaning set forth in Section 8.14.

“Weil” has the meaning set forth in Section 8.14.

“Willful Breach” means a material breach of this Agreement that is a consequence of an omission by, or act undertaken by or caused by, the breaching party intentionally and with the knowledge that such omission or taking or causing of such act would, or would reasonably be expected to, cause such material breach of this Agreement.

“WSPM” means WoodSpring Hotels Property Management LLC, a Kansas limited liability company.

“WS Holdings” has the meaning set forth in Section 2.3(b).

9.2 Other Definitional and Interpretive Matters. Unless otherwise expressly provided herein, for purposes of this Agreement, the following rules of interpretation shall apply:

(a) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b) Dollars. Any reference in this Agreement to “$” shall mean U.S. dollars.

(c) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(d) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

(f) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(g) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(h) Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, or (b) such item is otherwise specifically set forth on the balance sheet or financial statements or is specifically set forth in the notes thereto.

(i) Made Available. Any reference in this Agreement to “made available” or “provided” means a document or other item of information that was (i) delivered to Buyer and its representatives directly or (ii) posted at least twenty-four (24) hours prior to the execution of this Agreement in the online data room hosted and maintained by Merrill Corporation on behalf of Seller and the Company and to which Buyer had access (a copy of which will be provided via CD-ROM or external hard drive to Buyer no later than three (3) Business Day after the date hereof).

(j) Successor Laws. Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

(k) Heirs, Executors, etc. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 9.2(k) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.

9.3 Joint Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

SELLER:

WOODSPRING HOTELS LLC

By:	/s/ Gary DeLapp
Name: Gary DeLapp
Title: Authorized Signatory

SIGNATURE PAGE TO UNIT PURCHASE AGREEMENT

COMPANY:

WOODSPRING HOTELS FRANCHISE SERVICES LLC

By:	/s/ Gary DeLapp
Name: Gary DeLapp
Title: Authorized Signatory

SIGNATURE PAGE TO UNIT PURCHASE AGREEMENT

BUYER:

CHOICE HOTELS INTERNATIONAL, INC.

By:	/s/ Patrick Pacious
Name: Patrick Pacious
Title: President and CEO

SIGNATURE PAGE TO UNIT PURCHASE AGREEMENT